UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 12, 2010

T.O.D. TASTE ON DEMAND INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-148928	75-3255056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.
West Garden, Gaocheng Town, Yixing City, Jiangsu Province, P.R. China
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

214214
(Zip Code)

[+86-510-87838598]
(Registrant's telephone number, including area code)

55 Hakeshet Street,   Reuth, Israel 91708
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation: our ability to attract and retain management, and to integrate and maintain technical information and management information systems; our ability to raise capital when needed and on acceptable terms and conditions; the intensity of competition; and general economic conditions. Please see Risk Factors for discussion in detail. All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Item 1.01      Entry into a Material Definitive Agreement

 As reported on T.O.D. Taste On Demand Inc.’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2010, the Company entered into an agreement (the “Merger Agreement”) with Dragon Path International Limited, a British Virgin Islands corporation (“Dragon Path”), and the sole shareholder of Dragon Path.  The merger was closed on February 12, 2010. Pursuant to the terms of the Merger Agreement, the Company acquired all of the outstanding capital stock of Dragon Path through the merger with China Environmental Protection Inc., a Nevada corporation (the “Merger Sub”) wholly owned by the Company. Dragon Path is a holding company whose only asset, held through a subsidiary, is 100% of the registered capital of Yixing Dragon Path Environment Technology Limited (“Yixing Dragon Path”), a limited liability company organized under the laws of the People’s Republic of China (“China” or “PRC”). Substantially all of Dragon Path's operations are conducted in China through Yixing Dragon Path, and through contractual arrangements with Yixing Dragon Path’s consolidated affiliated entity in China, Jiangsu Zhenyu Environmental Protection Technology Co. Ltd. (“Zhenyu”). Zhenyu is engaged in design, manufacture, and installation of water and waster water treatment equipment for environmental protection purposes, as well as providing high-quality after-sales services.

In connection with the acquisition, the following transactions took place:

▪
The Merger Sub issued 100 shares of the common stock of the Merger Sub which constituted no more than 10% ownership interest in the Merger Sub in exchange for all the shares of the capital stock of Dragon Path (the “Share Exchange” or “Merger”). The 100 shares of the common stock of the Merger Sub were converted into approximately 16,150,000 shares of the common stock of the Company (the “Merger Consideration”) so that upon completion of the Merger, the sole shareholder of Dragon Path and his designees own approximately 95% of the common stock of the Company.

▪
Before the closing of the Merger, the Company affected a 4.61896118 for 1 reverse split of the outstanding common stock of the Company, so that after such split but before the issuance of the Merger Consideration there were approximately issued and outstanding 850,000 shares of common stock of the Company.

▪
Before the closing of the Merger, on February 11, 2010, the Company contributed all of the assets of the Company's business to T.O.D. (2010) Inc. a Nevada corporation  ("Spin-Off Sub")  which is wholly-owned by the Company,  in preparation for a distribution of the stock of such subsidiary to the shareholders of the Company. The restricted shares of Spin-Off Sub will be distributed to the shareholders of the Company as of February 11, 2010.

▪	All officers of the Company before the Merger, including David Katzir, the Company’s Chief Executive Officer and President, resigned upon the effectiveness of the Merger.

▪
Boping Li, Chairman, Chief Executive Officer and President of Zhenyu, was elected to serve on our Board of Directors as Chairman of the Board, and as President and Chief Executive Officer of the Company.

▪
Upon the effectiveness of the Merger, Mr. Asael Karfiol resigned as a director of the Company. Mr. Yuqiang Wu will become a director of the Company and Mr. David Katzir will resign as a director of the Company ten days after the notice pursuant to Rule 14f-1 is mailed to the shareholders of record.

▪	Ping Ye was appointed as Chief Financial Officer of the Company.

▪
As part of the Merger, the Company’s name was changed from “T.O.D. Taste on Demand, Inc.” to the Merger Sub’s name “China Environmental Protection Inc.” The Company is communicating with FINRA for the name change and trading symbol change on the OTC Bulletin Board.

As a result of these transactions, persons affiliated with Zhenyu now own securities that in the aggregate represent approximately 95% of the equity in the Company. In addition, persons affiliated with Zhenyu will control the Board of Directors of the Company ten days after the notice pursuant to Rule 14f-1 is mailed to the shareholders of record.

New Management

Upon the completion of the Merger, the new executive officers and directors of the Company will be:

Name	Age	Positions with the Company
Boping Li	48	Chairman, President and Chief Executive Officer
Ping Ye	39	Chief Financial Officer
Yuqiang Wu	33	Director

All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualify.  Officers serve at the pleasure of the Board of Directors.

Boping Li, 48, Founder, Chairman and Chief Executive Officer of Zhenyu. Mr. Li served as Chairman and Chief Executive Officer of Zhenyu since September 1992. Prior to that, he was Vice Manager of Yixing Gaocheng Fiber Glass Equipment Factory from October 1987 to August 1992. Prior to that, he was Production Director of Yixing Gaocheng Glass Factory from May 1981 to September 1987. Mr. Li graduated from Nanjing University of Science and Technology with a bachelor degree in business administration.

Ping Ye, 39, is a US Certified Public Accountant (CPA) with over sixteen years’ experience working in public and private sectors, including the banking industry in China and the public accounting firm of Arthur Andersen in the US, supervising and performing audits from March 1998 to January 2001. Ms. Ye also worked for American International Group Inc. (AIG), the Museum of Fine Arts in Boston from September 2001 to February 2005 and MIT from May 2005 to January 2007.  Most recently, Ms. Ye served as Vice-President of Finance and Accounting for USI Insurance Services, a Goldman Sachs private equity holding from January 2007 to July 2009.

Ms. Ye earned a Bachelors of Business Administration summa cum laude majoring in Accounting from Baruch College, City University of New York. She also holds an MBA from the Wharton School, University of Pennsylvania.

Yuqiang Wu, 33, Vice President of Zhenyu and Director of Jiangsu Jinyu Environmental Engineering Co. Ltd. Mr. Wu joined the Company in August 2005. Prior to that, he served as Vice President and Finance Director of Yixing Gaojinhechuang Co. Ltd from August 2000 to July 2005. Prior to that, he served as Finance Director of Yixing Circulating Water Equipment Company from August 1999 to July 2000. He graduated from Metallurgic College of Jiangsu University of Science & Technology majored in financial accounting.

Security Ownership of Certain Beneficial Owners and Management

Upon completion of the Merger, there were 17,000,000 shares of the Company’s common stock issued and outstanding.  The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 12, 2010 by the following:

▪	each shareholder who beneficially owns more than 5% of our common;

▪	each of our named executive officers;

▪	Each of our directors; and

▪	Executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of February 12, 2010 (including shares subject to restrictions that lapse within 60 days of February 12, 2010) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class
Boping Li	0	(2)	--
Ping Ye	0		--
Yuqiang Wu	0		--
David Katzir(3)	22,924		Less than one percent

All such directors and executive officers as a group (4 persons)	22,924		Less than one percent
Five Percent Shareholders (other than directors and named executive officers)
Weihua Zhao (4)	11,020,000		64.82%

(1)
All shares are owned of record and beneficially except as otherwise noted. Except as otherwise noted, each shareholder’s address is c/o Jiangsu Zhenyu Environmental Protection Technology Co. Ltd, West Garden, Gaocheng Town, Yixing City, Jiangsu Province, P.R. China, 214214.

(2)
Mr. Boping Li, his wife Ms. Qinfen Ding and Mr. Weihua Zhao, the sole shareholder of Crown Orient International Limited, a BVI corporation and our principal shareholder, have entered into an agreement dated January 27, 2010, pursuant to which Mr. Li and Ms. Ding may purchase shares of the common stock of Crown Orient International Limited from Mr. Zhao for a nominal price if the merged company achieves certain revenue thresholds.

(3)	The address of this stockholder is c/o T.O.D. (2010) Inc., 55 Hakeshet Street, Reuth, Israel 91708.

(4)	Beneficially owns the shares indicated, which are owned of record by Crown Orient International Limited, a BVI corporation and our principal shareholder.

INFORMATION REGARDING THE ACQUIRED COMPANIES

Dragon Path International Limited

Dragon Path International Limited (“Dragon Path”) was organized under the laws of the British Virgin Islands on November 5, 2009. Mr. Weihua Zhao, a New Zealand citizen, is the sole shareholder of Dragon Path.

Yixing Dragon Path Environment Technology Limited

Yixing Dragon Path Environment Technology Limited (“Yixing Dragon Path”) was incorporated as a limited liability company on January 26, 2010 under PRC law. It is currently 100% owned by Dragon Path, and by virtue of such ownership Yixing Dragon Path is a “wholly foreign owned enterprise” (“WFOE”) under PRC law. Our business is currently conducted through contractual arrangements with Zhenyu, our consolidated affiliated entity in China. These contractual arrangements enable us to:

▪	exercise effective control over Zhenyu;

▪	receive a substantial portion of the economic benefits from Zhenyu; and

▪	have an exclusive option to purchase all or part of the equity interests in Zhenyu when and to the extent permitted by PRC law.

Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.

We are a prominent China-based water treatment equipment supplier and project contractor. Holding six national patents and through sixteen years of development, we have relatively strong market share in waste water treatment sector in China and are ranked among top six of Yixing City’s best environmental protection enterprises based on Yixing Municipal Government’s ranking of 2009 outstanding environment protection enterprises (Yizhengfa Document No.[2010]18). Yixing is the country’s production base for environment protection equipment.  We are headquartered in Yixing, Jiangsu, with total building areas of 7,800 square meters. We have six offices located in different parts of China to engage in product sales and engineering project construction activities. We have 171 employees in total.

Our major customers include customers conducting business in petroleum and chemical industry, electricity industry, as well as many municipal waste water treatment plants. Our products address the key steps in the water treatment process, such as filtration, water softening, water-sediment separation, aeration, disinfection and reverse osmosis. Our major products include ZFP-1380 Rotating Disc Aeration equipment, ZYXG Series of Sludge Suction Scraper, ZYSR Series of Surface Scraper and other water treatment environmental protection equipment.

We have established cooperative relationship with major universities and other industrial design institutions to conduct our R&D activities. We continually expand our market by introducing new products that diversify our revenue base, staying current with technological developments in the water treatment equipment industry, and effectively maintaining our competitive advantage.

We have experienced significant growth in our financial results.  In the fiscal year ended September 30, 2009, we have generated RMB 178.9 million (USD 26.0 million) in consolidated revenue and RMB 41.0 million (USD 6.01 million) of net profit attributable to the Company, which represent over 199.75% and 278.63% increase over the fiscal year 2008 results, respectively.

Our Industry

    The water treatment industry in China has experienced and is expected to continue to experience rapid growth. China faces severe water shortages and natural water resource pollution due to rapid growth in population, urbanization and industrialization. To address those issues, the Chinese government has enacted environmental standards and invested significantly in water treatment projects to promote sustainable economic growth and to provide its population with affordable, purified water.

    According to the poll conducted by Freedonia, the global market demand for waste water treatment equipment will consistently grow at an annual rate of 6.4% for the next few years. The global sales volume will reach $39.9 billion by the year of 2011. In the Chinese market, the same demand will increase at an annual growth rate of 15.5% before 2012.

    During the past 5 years, the market demand trend for waste water treatment equipment in China has been kept steadily increasing, primarily due to increased level of industrialization, urbanization, and awareness of environment protection among general public. According to the relevant data provided by Frost & Sullivan, more than 3,000 waste water treatment plants have been built and put into use in China from 2001 to 2005.

    China Environmental Protection Industry Association predicts that sales of waste water treatment equipment will increase from $2.1 billion in 2004 to $3.8 billion in 2010, with compound annual growth rate of 10.1%. In the meantime, revenue generated from waste water treatment related industry will increase from $3 billion in 2004 to $14.6 billion in 2010, with compound annual growth rate of 30.0%.  The newly published laws and regulations relating to environment protection in China, as well as general public’s concerns on industrial pollution, have also educated enterprises and general public, enabling them to become aware of the importance and benefits of waste water treatment.

    China ranks 88th in the world in terms of per capita water resource, with 2,200 cubic meters per person in China compared to the world average of 8,800 cubic meters per person. Meanwhile, China faces poor water management issue. The water utilization rate, for a number of rivers in China, including the Huai River, Liao River and Yellow River, was as high as 60% in 2007 in comparison with the 30% to 40% international standards with the intention of conserving water resources. Moreover, 49% of China’s seven major water bodies were designated as Type IV and V water bodies, which indicates that they are polluted and unsuitable for humans (a designation of Type I, II or III is required for drinking water,  National Surface Water Quality Monthly Report of February 2008 issued by the China National Environmental Monitoring Center).

    China has enacted numerous water reforms to address the country’s water shortage and water pollution problems. We believe stricter water quality regulations for existing infrastructure will continue to drive incremental spending in water treatment methods.  According to the Ministry of Water Resources, the average water tariff of waterworks increased 505% from RMB0.0280 per cubic meter in 2000 to RMB0.1442 per cubic meter in 2007.

    China’s water shortage and pollution control strategies are driving increased water treatment investment by the Chinese government and private investors. For example, approximately 3,000 wastewater plants were built in China between 2001 and 2005 according to Frost & Sullivan. In addition, major water supply projects in China, such as the South-to-North Water Diversion Project providing for a network of water transfer canals from the relatively water rich south to the north, will cost approximately $22 billion before 2013.

    The Chinese government’s National Environmental Protection 11th Five-Year Plan (2006-2010), or the Five-Year Plan, establishes explicit objectives for water resource protection, drinking water quality improvement and water treatment development. For example, the plan requires all urban municipalities to build wastewater treatment facilities with wastewater treatment rate of no less than 70% and a nationwide urban wastewater treatment capacity of 100 million tons per day. To accomplish those goals, planned investment of urban wastewater infrastructure (including the cost of wastewater treatment, sewers, sludge treatment and wastewater recycling) in China is expected to be RMB332 billion between 2006 and 2010 according to the National Urban Wastewater Treatment and Recycling Facilities Construction 11th Five-Year Plan.

    The Chinese government has also implemented market reforms and encouraged private sector participation to improve operational efficiencies at municipal wastewater treatment facilities. As a result of such reforms, two market-based management models—build-operate-transfer, or BOT, and transfer-operate-transfer, or TOT—have been developed in an effort to expand available sources of capital and improve operational efficiencies within the water sector.

Market Size and Growth Potential

    With China’s ongoing industrialization and urbanization, we expect a strong demand for water treatment equipment in China in the coming years. The global demand for water treatment products is projected to grow nearly 6.4% per year to $39.9 billion in 2011, and the demand for water treatment products in China is estimated to increase nearly 15.5% per year through 2012 (Freedonia Group).

    The sources of demand and resulting customers in the Chinese market for water treatment equipment can be classified into the following four broad categories: the circulating water treatment industry, the industrial water purification industry, the wastewater treatment industry and the waste water treatment industry. According to The China Association of Environmental Protection Industry, or CAEPI, the market for these industries will have double digit annual growth rate ranging from 12% to 25% until year 2010.

    The size of the circulating water treatment industry in China is estimated at $2.2 billion in 2010. Many industrial sectors, such as food and beverages, electronics, pharmaceuticals and chemical/petroleum processors, require treated circulating water in their products or as part of their manufacturing processes. The use of untreated circulating water in manufacturing processes can result in inconsistent product quality and substantial equipment degradation, which can lead to high maintenance or replacement costs.

    The size of the industrial water purification sector, is estimated at $14.4 billion in 2010. The pharmaceutical, chemical, food and beverage, food processing and electronics industries all require highly purified water in their manufacturing processes and significantly affects the business outlook of those industries in China.

    Chinese regulations regarding the disposal of aqueous industrial waste, combined with public concern for industrial pollution, have led to increased awareness on the part of businesses and public utilities as to the benefits of wastewater treatment and waste minimization. In response to higher water prices and rising wastewater discharge fees, industrial manufacturers have also become aware of the cost-effectiveness of recycling their wastewater. As a result of these factors, industrial manufacturers increasingly require complex systems and equipment to treat and recycle process water and wastewater.

    According to the Organization for Economic Co-operation and Development’s Environmental Performance Reviews on China, the size of the municipal waste water treatment industry in China is estimated at $15 billion in 2010. Water in nearly half of China’s major cities fails to meet the national standards for drinking water. Defects in chemical treatment of tap water and aging municipal water supply systems have caused additional pollution. Traditional processes of using chemicals for water treatment have only limited capability in removing organic matters in water and may result in the concentration of harmful substances such as ammonia nitrogen and bio-assimilating organic carbon and odor in the treated water. Improving the quality of drinking water has become an urgent task in China.

Our Strengths, Strategies, Risks and Uncertainties

    Under the current circumstances, we believe the following strengths allow us to compete effectively in the water treatment equipment and project construction industry in China:

▪	With more than 16 years and rich experience in the industry, we are one of the first few water treatment companies in China with strong customer recognition and industry reputation.

▪
We have established good cooperative relationship with major universities and other industrial design institutions for our R& D activities. With six national patents on our key products, we will continue to make significant efforts on R&D development.  From raw materials to finished goods, from product design to engineering installation, we rely on our own ability, rather than outsourcing to cut costs.

▪	Our standardized and scalable business model focuses on standardized water treatment equipment as well as engineering process designed for high asset turnover.

    Our strategies are to capitalize on our competitive strengths, to expand our current market penetration and to benefit from the anticipated rapid growth in China’s water treatment industry. Our goal is to become the leading player in the environmental protection industry in China focusing on water treatment by implementing the following strategies:

▪
Business Transition –We are making business transition from traditional equipment manufacturing to the design, manufacture, installation of both equipment and engineering projects for waste water treatment, as well as provide after-sales services to customers.

▪
Market Share Expansion – We are expanding our market share through strengthened marketing campaign aiming at targeted markets: including more than 50 new municipal waste water treatment plants in Hebei province, 60 new municipal waste water treatment plants in Hubei province, and construction of facilities of municipal waste water interception pipelines for 113 municipal waste water  treatment plants in Hunan province.

▪	Cost Control – We strive to increase our innovative ability in order to maintain strict cost control.

    Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

▪
We need to timely make new product enhancements and new products, otherwise we may be unable to grow our revenue as expected and may incur expenses relating to the development or acquisition of new products and technologies;

▪	Competition from present and future competitors in China’s growing water treatment market; and

▪	Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all

    These risks and uncertainties, along with others, are also described in the Risk Factors section of this Current Report on Form 8-K.

 Risk Factors

    An investment in our common stock or other securities involves a number of risks.  You should carefully consider each of the risks described below before deciding to invest in our common stock.  If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock or other securities could decline and you may lose all or part of your investment.

    The risk factors presented below are all of the ones that we currently consider material. However, they are not the only ones facing our Company.  Additional risks not presently known to us, or which we currently consider immaterial, may also adversely affect us.  There may be risks that a particular investor views differently from us, and our analysis might be wrong.  If any of the risks that we face actually occur, our business, financial condition and operating results could be materially adversely affected and could differ materially from any possible results suggested by any forward-looking statements that we have made or might make.  In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

If the market for water treatment equipment does not grow at the rate we expect or at all, our sales and profitability may be materially and adversely affected.

We derive all of our revenue from sales of our products in China. Our business’ development depends, in large part, on continued growth in the demand for quality water treatment equipment in China. Although this market has grown rapidly, the growth may not continue at the same rate. The Freedonia Group, a market research firm, projects demand for water treatment products in China will increase nearly 15.5% per year through 2012. However, developments in our industry are, to a large extent, outside of our control and any reduced demand for water treatment equipment, any downturn or other adverse changes in China’s economy could materially and adversely harm our sales and profitability.

If we fail to meet evolving customer demands and requirements for water treatment equipment, including through product enhancements or new product introductions, or if our products do not compete effectively, our financial results may be materially and adversely affected.

The market for water treatment equipment is characterized by changing technologies, periodic new product introductions and evolving customer and industry requirements, including solution requirements for different contaminants or varying volumes of water. Our competitors are continuously searching for more cost effective and efficient water treatment methods and technologies which, if successful, could render our products obsolete in whole or in part. Our research and development efforts will focus on developing new processes, applications and technologies to enhance our existing products. If we fail to timely develop new product enhancements and new products or if our products are rendered obsolete, we may be unable to grow our revenue as expected and may incur expenses relating to the development or acquisition of new products and technologies that are not fully offset by the revenue they generate, which could materially and adversely affect our financial results.

If we fail to maintain or improve our market position or respond successfully to changes in the competitive landscape, our business, financial condition and results of operations may be materially and adversely affected.

We operate in a highly competitive industry characterized by rapid technological development and evolving industry standards. Our competitors include a number of global and China-based companies that produce and sell products similar to ours. Some of our international competitors have stronger brand names, greater access to capital, longer operating histories, longer or more established relationships with their customers, stronger research and development capabilities and greater marketing and other resources than we do. Some of our domestic competitors have stronger distribution networks and end-user customer bases, better access to government authorities and stronger industry-based backgrounds than us. Due to the evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, and thereby intensify competition. These competitors may be able to reduce our market share by adopting more aggressive pricing policies than we can or by developing technology and services that gain wider market acceptance than our products. Existing and potential competitors may also develop relationships with our distributors in a manner that could significantly harm our ability to sell, market and develop our products. As a result of these competitive pressures and expected increases in competition, we may price our products lower than our competitors to maintain market share. Any lower pricing may negatively affect our profit margins. If we fail to maintain or improve our market position or fail to respond successfully to changes in the competitive landscape, our business, financial condition and results of operations may be materially and adversely affected.

    Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

    We may require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or potential investments or acquisitions we may pursue. To meet our capital needs, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

    Our failure to adequately protect, or uncertainty regarding the validity, enforceability or scope of, our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

    We strive to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements. As a result, we regard our intellectual property as critical to our success. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in Chinese intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. Currently, we hold six Chinese patents. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to protect our intellectual property, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope to protect our intellectual property. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which may negatively affect any competitive advantage we enjoy, dilute our brand and materially and adversely affect our results of operations. In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and due to the relative unpredictability of China’s legal system and potential difficulties of enforcing a court’s judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert our management’s attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business, financial condition and results of operations.

    Third party use of our trademarks and the “Zhenyu” name may dilute their value and materially and adversely affect our reputation, goodwill and brand.

    Due to ambiguities in Chinese intellectual property law, the cost of enforcement and our prior lack of enforcement, we may be unable to prevent third parties from using the Zhenyu trademark and our name, Zhenyu.

    We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

    Our success largely depends on our ability to use and develop our technology, know-how and product designs without infringing upon the intellectual property rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us or may otherwise make it difficult for us to acquire a license on commercially acceptable terms.

    There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies we work with in cooperative research and development activities. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

▪	pay damage awards;

▪	seek licenses from third parties;

▪	pay additional ongoing royalties, which could decrease our profit margins;

▪	redesign our products; or

▪	be restricted by injunctions.

    These factors could effectively prevent us from pursuing some or all of our business and result in our end-user customers or potential end-user customers deferring, canceling or limiting their purchase or use of our products, which may have a material adverse effect on our business, financial condition and results of operations.

    We may undertake acquisitions, which may have a material adverse effect on our ability to manage our business, and may end up being unsuccessful.

    Our growth strategy may involve the acquisition of new technologies, businesses, products or services or the creation of strategic alliances in areas in which we do not currently operate. These acquisitions could require that our management develop expertise in new areas, manage new business relationships and attract new types of customers. Furthermore, acquisitions may require significant attention from our management, and the diversion of our management’s attention and resources could have a material adverse effect on our ability to manage our business. We may also experience difficulties integrating acquisitions into our existing business and operations. Future acquisitions may also expose us to potential risks, including risks associated with:

▪	the integration of new operations, services and personnel;
▪	unforeseen or hidden liabilities;
▪	the diversion of resources from our existing businesses and technologies;
▪	our inability to generate sufficient revenue to offset the costs of acquisitions; and
▪	potential loss of, or harm to, relationships with employees or customers, any of which may have a material adverse effect on our ability to manage our business.

Failure to manage our growth could strain our management, operational and other resources, which may materially and adversely affect our business, financial condition and results of operations.

Our growth strategy includes increasing market penetration of our existing products, developing new products, expanding our product offerings and providing a comprehensive integrated set of products. Pursuing these strategies has resulted in, and will continue to result in, substantial demands on management resources. In particular, the management of our growth will require, among other things:

▪	continued enhancement of our research and development capabilities
▪	continued growth of our manufacturing capacity;
▪	stringent cost controls and sufficient liquidity;
▪	strengthening of financial and management controls;
▪	increased marketing, sales and sales support activities; and
▪	hiring and training of new personnel

We may not be able to effectively manage any expansion in one or more of these areas, and any failure to do so could harm our ability to maintain or increase revenue and operating results. In addition, our growth may require us to make significant capital expenditures or to incur other significant expenses. If we are not able to manage our growth successfully, our business, financial condition and results of operations may be materially and adversely affected.

The slowdown of China’s economy caused in part by the recent challenging global economic conditions may adversely affect our business, results of operations and financial condition.

 China’s economy has experienced a slowdown after the second quarter of 2007, when the quarterly growth rate of China’s gross domestic product reached 11.9%. A number of factors have contributed to this slowdown, including appreciation of the Renminbi, which has adversely affected China’s exports, and tightening macroeconomic measures and monetary policies adopted by the Chinese government aimed at preventing overheating of China’s economy and controlling China’s high level of inflation. The slowdown has been further exacerbated by the challenging global economic conditions in the financial services and credit markets, which in recent months has resulted in extreme volatility and dislocation of the global capital and credit markets.

On November 5, 2008, the State Council of China announced an economic stimulus plan in the amount of $585 billion to stimulate economic growth and bolster domestic demand. The economic stimulus plan includes, among others, increased spending on basic infrastructure construction projects for water, electricity, gas and heat to improve the standard of living in China and protect the environment. Although the economic stimulus plan could generate increased demand for our water treatment equipment, we cannot assure you that the economic stimulus plan or various macroeconomic measures and monetary policies adopted by the Chinese government to guide economic growth and the allocation of resources will be effective in sustaining the growth of the Chinese economy. The slowdown of the Chinese economy could lead to a decrease in business and construction activity nationwide, which could reduce demand for our products and adversely affect our business, results of operations and financial condition.

If we fail to accurately project demand for our products, we may encounter problems of inadequate supply or oversupply, which would materially and adversely affect our business, financial condition and results of operations, as well as damage our reputation and brand.

We project demand for our products based on rolling projections and our understanding of industrial policies and government plans for future residential developments that may affect demand for water treatment equipment. The varying sales and purchasing cycles, however, make it difficult for us to accurately forecast future demand for our products.

If we overestimate demand, we may purchase more raw materials or components than required. If we underestimate demand, our third party suppliers may have inadequate raw material or product component inventories, which could interrupt our manufacturing and delay shipments, and could result in lost sales. In particular, we are seeking to reduce our procurement and inventory costs by matching our inventories closely with our projected manufacturing needs and by deferring our purchase of raw materials and components from time to time in anticipation of supplier price reductions. As we seek to balance reduced inventory costs and production flexibility, we may fail to accurately forecast demand and coordinate our procurement and production to meet demand on a timely basis. Our inability to accurately predict and to timely meet our demand would materially and adversely affect our business, financial conditions and results of operations as well as damage our reputation and brand.

If we cannot obtain sufficient raw materials and components that meet our production standards at a reasonable cost or at all, our ability to produce and market our products, and thus our business, could suffer.

For the fiscal year 2009, 54.96% of our raw materials were purchased from our top two vendors. If any supplier is unwilling or unable to provide us with high-quality raw materials and components in required quantities and at acceptable costs, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our customers now or in the future, which could impact our ability to source raw materials and components. Our inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. We may be required to redesign our products to conform to the materials and components provided by these alternative suppliers. Moreover, these suppliers may delay shipments or supply us with inferior quality raw materials and components that may adversely impact the performance of our products. The costs of raw materials could increase and we may not be able to pass these price increases on to our customers. If any of these events occur, our ability to produce and market our products, and thus our business could suffer.

Any interruption in our manufacturing operations or production and distribution processes could impair our financial performance and negatively affect our brand.

Our manufacturing operations involve the coordination of raw materials and components (some sourced from third parties), internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We manufacture, assemble and store almost all of our products, as well as conduct some of our primary research and development activities, at a principal facility located in the Langfang Economic & Technical Development Zone near Beijing, China. We do not maintain back-up facilities, so we depend on this facility for the continued operation of our business. A natural disaster or other unanticipated catastrophic event, including power interruptions, water shortage, storms, fires, earthquakes, terrorist attacks and wars, could significantly impair our ability to manufacture our products and operate our business, as well as delay our research and development activities. Our facility and certain equipment located in this facility would be difficult to replace and could require substantial replacement lead-time. Catastrophic events may also destroy any inventory located in our facility. The occurrence of such an event could materially and adversely affect our business. In addition, any stoppage in production, even if temporary, or delay in delivery to our customers could severely affect our business or reputation. We currently do not have business interruption insurance to offset these potential losses and any interruption in our manufacturing operations or production and distribution processes could impair our financial performance and negatively affect our brand.

Our insurance coverage may be inadequate to protect us against losses.

Although we maintain property insurance coverage for our facilities , we do not have any business liability, loss of data or business interruption insurance coverage for our operations in China. If any claims for injury are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our operating results depend, in part, on our ability to deliver quality products on a timely and cost effective basis. As our products become more advanced, it may become more difficult to maintain our quality standards. If we experience deterioration in the performance or quality of any of our products, including as a result of the expansion of our manufacturing capabilities, it could result in delays in delivery, cancellations of orders or customer returns and complaints, loss of goodwill and harm to our brand and reputation. Furthermore, our products are manufactured using raw materials and components that have been produced by third parties, and when a problem occurs, it may be difficult to identify the source of the problem. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant repair costs, diversion of the attention of our personnel from our product development efforts or customer relation problems, any one of which may materially and adversely affect our business, financial condition and results of operations.

Our products may become subject to recall in the event of defects or other performance related issues.

Our products may become subject to recall and we may be at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

 Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

We are subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in China. Any failure to comply with any present or future environmental, health and safety laws and regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions. New laws and regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which may harm our results of operations.

If we are deemed to have materially violated the regulation regarding the discharge of pollutants, the governmental authorities may order us to rectify the situation of noncompliance within a time limit. If more stringent regulations are adopted in the future, the related compliance costs could be substantial. Any failure by us to control the use of or to adequately restrict the discharge of hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

We depend heavily on key personnel, and the loss of key employees and senior management could harm our business.

Our future success depends in significant part upon the continued contributions of our key technical and senior management personnel, Mr. Boping Li, our founder and chief executive officer, for example. It also depends in significant part upon our ability to attract and retain additional qualified management, technical, sales and marketing and support personnel for our operations. Competition for such personnel is intense and we may fail to retain our key personnel or fail to attract, assimilate or retain other high-qualified personnel in the future. If we lose a key employee, if a key employee fails to perform in his or her current position or if we are not able to attract and retain skilled employees as needed, our business could suffer. Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations, which could harm our business.

In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our end-user customers. In such cases, our profitability and financial performance may be adversely affected. We have entered into confidentiality and non-competition agreements with all of these key personnel. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the Chinese legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets. See “—Risks Related to Doing Business in China—China’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.”

The newly enacted Chinese enterprise income tax law will affect tax exemptions on the dividends we receive and increase the enterprise income tax rate applicable to us.

We conduct substantially all of our business through our wholly owned Chinese subsidiaries and we derive all of our income from these subsidiaries. Prior to January 1, 2008, dividends derived by foreign legal persons from business operations in China were not subject to the Chinese enterprise income tax. However, such tax exemption ceased after January 1, 2008 with the effectiveness of the new EIT law.

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. Moreover, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange, have imposed additional requirements on corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to add independent directors to our board and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be difficult for us to attract and retain qualified persons to serve on our board of directors due to increased risks of liability to our directors under the new rules and regulations. We are currently evaluating and monitoring developments with respect to these new rules and regulations, and we cannot predict or estimate with any degree of certainty the amount or timing of additional costs we may incur.

Although our results of operations, cash flows and financial condition reflected in our combined and consolidated financial statements include all of the expenses allocable to our business, because of the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure. Such variations may be material to our business.

Risks Relating to Doing Business in China

Our business operations are primarily conducted in China. Because China’s economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below.

Adverse changes in political and economic policies of the Chinese government could impede the overall economic growth of China, which could reduce the demand for our products and have a material adverse effect on our business and prospects.

We conduct all of our operations and generate all of our sales in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, the Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven geographically among various sectors of the economy, and during different periods. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business. For example, the Chinese economy experienced high inflation in the second half of 2007 and the first half of 2008. China’s consumer price index soared 7.9% during the six months ended June 30, 2008 as compared to the same period in 2007. To combat inflation and prevent the economy from overheating, the Chinese government adopted a number of tightening macroeconomic measures and monetary policies, including increasing interest rates, raising statutory reserve rates for banks and controlling bank lending to certain industries or economic sectors. However, due in part to the challenging global economic conditions facing the financial services and credit markets and other factors, the growth rate of China’s gross domestic product has decreased to 6.8% in the fourth quarter of 2008, down from 11.9% in the second quarter of 2007. As a result, beginning in September 2008, among other measures, the Chinese government began to loosen macroeconomic measures and monetary policies by reducing interest rates and decreasing the statutory reserve rates for banks. In addition, on November 5, 2008, the State Council of China announced an economic stimulus plan in the amount of $585 billion to stimulate economic growth and bolster domestic demand. The economic stimulus plan includes, among others, increased spending on basic infrastructure construction projects for water, electricity, gas and heat to improve the standard of living in China and protect the environment. Although the economic stimulus plan could generate increased demand for our water treatment equipment, we cannot assure you that the economic stimulus plan or various macroeconomic measures and monetary policies adopted by the Chinese government to guide economic growth and the allocation of resources will be effective in sustaining the growth of the Chinese economy.

    The Chinese government will continue to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of water treatment investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects. Our ability to operate in China may also be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land-use-rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support China’s economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

    If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment, we could be subject to severe penalties.

    Our businesses are currently primarily provided through contractual arrangements between Yixing Dragon Path, our WFOE operating subsidiary and Zhenyu.  If we, our existing or future PRC operating subsidiaries and affiliates are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries and affiliates;

•	discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;
•	imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

•	requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

    The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

    We rely on contractual arrangements with Zhenyu and its shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.

    We rely on contractual arrangements with Zhenyu and its shareholders to operate our business. For a description of these contractual arrangements, see “Corporate Structure and Contractual Arrangements” and “Related Party Transactions”. These contractual arrangements may not be as effective in providing us with control over Zhenyu as direct ownership. If we had direct ownership of Zhenyu, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Zhenyu which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if Zhenyu or any of its shareholders fails to perform respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. For example, if the shareholders of Zhenyu were to refuse to transfer their equity interest in Zhenyu to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations.

    Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

    Contractual arrangements we have entered into among our subsidiary and affiliated entity may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

    Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

    As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.

    The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

    The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, Yixing Dragon Path, is a wholly foreign-owned enterprise which is an enterprise incorporated in China and wholly-owned by foreign investors. Yixing Dragon Path is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with Zhenyu. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with Zhenyu, and other foreign investors, including you.

    Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

    The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

    Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long term equity or debt investment or creation of any security interest over the assets located in China. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

    We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any registrations or approvals required under these regulations or other related legislation. Furthermore, as the regulations are relatively new, the PRC government has yet to publish implementing rules, and much uncertainty remains concerning the reconciliation of the new regulations with other approval requirements. It is unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our PRC resident shareholders to comply with these regulations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our ability to inject additional capital into our PRC subsidiaries and the ability of our PRC subsidiaries to make distributions or pay dividends, or materially and adversely affect our ownership structure. If any of the foregoing events occur, our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

    The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.

    Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay the tax, together with late-payment interest and penalties.

    If any of our PRC affiliates becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our advertising network and materially and adversely affect our business, ability to generate revenue and the market price of our stock.

    Substantially all of our operations are conducted in China through contractual arrangements with Zhenyu and its shareholders. As part of these arrangements, Zhenyu holds certain of the assets that are important to the operation of our business. If it goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Zhenyu undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the market price of our stock.

    All of our assets are located in China. So any dividends or proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

    Our assets are located inside China. Under the laws governing FIEs in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment or liquidation.

    Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

    Banks and other financial institutions in the People’s Republic of China do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

    Anti-inflation measures may be ineffective or harm our ability to do business in China.

    In recent years, the PRC government has instituted anti-inflationary measures to curb the risk of an overheated economy characterized by debilitating inflation. These measures have included devaluations of the renminbi, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These austerity measures may not succeed in slowing down the economy’s excessive expansion or control inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation. The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business.

    Governmental control of currency conversions may affect the value of your investment.

    All of our revenue is earned in renminbi, and any future restrictions on currency conversions may limit our ability to use revenue generated in renminbi to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC banks specifically authorized to conduct foreign-exchange business.

    In addition, conversion of renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the renminbi. Such restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

    The fluctuation of the exchange rate of the renminbi against the dollar could reduce the value of your investment.

    The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into renminbi for our operations, appreciation of the renminbi against the U.S. Dollar could reduce the value in renminbi of our funds. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the renminbi, the U.S. dollar equivalent of our earnings from The Company, our subsidiary in China, would be reduced. In addition, the depreciation of significant U.S. Dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

    On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. Dollar. Under the new policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the renminbi against the U.S. dollar of approximately 12% as of the date of this report. While the international reaction to the renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further andmoresignificant appreciation of the renminbi against the U.S. Dollar.

    We receive all of our revenues in renminbi. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the China. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where renminbi are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

    The PRC government could also restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

    Recently-modified SAFE regulations may restrict our ability to remit profits out of China as dividends.

    SAFE Regulations regarding offshore financing activities by PRC residents have recently undergone a number of changes which may increase the administrative burdens we face. The failure of our stockholders who are PRC residents to make any required applications and filings pursuant to these regulations may prevent us from being able to distribute profits and could expose us and our PRC-resident stockholders to liability under PRC law.

    SAFE issued a public notice (the “October Notice”), effective as of November 1, 2005, and implementation rules in May 2007, which require registration with SAFE by the PRC-resident stockholders of any foreign holding company of a PRC entity. These regulations apply to our stockholders who are PRC residents. In the absence of such registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.

    In the event that our PRC-resident stockholders have not followed the procedures required under the October Notice and its implementation rules, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions, and we could face liability for evasion of foreign-exchange regulations. Such consequences could affect our good standing under PRC regulations and our ability to operate in the PRC, and could therefore diminish the value of your investment.

    China’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

    China’s legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the China. However, the China’s system of laws is not yet comprehensive. The legal and judicial systems in the China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the China judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The China’s legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

    As a matter of substantive law, the foreign-invested enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign-invested enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices that are not consistent with U.S. generally accepted accounting principles. PRC accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of foreign-invested enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Our subsidiary, Yixing Dragon Path is a wholly foreign-owned enterprise and is subject to these regulations.

    As a matter of enforcement, although the enforcement of substantive rights may appear less clear than in the U.S., foreign-invested enterprises and wholly foreign-owned enterprises are PRC-registered companies, which enjoy the same status as other PRC-registered companies in business-to-business dispute resolution. Because the Articles of Association of the Company do not specify a method for the resolution of business disputes, the Company and other parties involved in any business dispute are free to proceed either in the Chinese courts or, if they are in agreement, through arbitration. Under PRC law, any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Therefore, PRC laws relating to business-to-business dispute resolution should not work to the disadvantage of foreign-invested enterprises such as the Company.

    However, the PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our arrangements with suppliers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign-invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

    In addition, some of our present and future executive officers and directors, most notably Mr. Boping Li, may be residents of the PRC and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Risks related to an investment in our common stock

    Our Chief Executive Officer has a large degree of control on us through his position and stock ownership and his interests may differ from other stockholders.

    Our Chairman, President and Chief Executive Officer, Boping Li and his wife have option on Crown Orient International Limited, our principal shareholder.  As a result, he will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Boping Li’s interests may differ from that of other stockholders.

    There is currently a very limited trading market for our common stock.

    The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. Securities traded on the OTC Bulletin Board typically have low trading volumes. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for our shareholders to sell our common stock.

    We do not intend to pay cash dividends in the foreseeable future.

    We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries based in the PRC. Our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks related to doing business in China” above.

    Our common stock is subject to the Penny Stock Regulations.

    Our common stock is, and will continue to be subject to the SEC’s “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

    The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

    For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

    Our common stock is illiquid and subject to price volatility unrelated to our operations.

    The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

    A large number of shares of common stock will be issuable for future sale which will dilute the ownership percentage of our current holders of common stock. The availability for public resale of those shares may depress our stock price.

    Also as a result, there will be a significant number of new shares of common stock on the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

    Enforcement against us or our directors and officers may be difficult.

    Because our principal assets are located outside of the U.S. and a majority of our directors and officers, both present and future, reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors or to enforce a U.S. court judgment against us or them in the PRC.

    In addition, our operating company is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this document. The following discussion contains forward-looking statements. Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.  is referred to herein as “we”, “us”, “our”, or the “Company.” The words or phrases “would be,” “will allow,” “expect to”, “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify forward-looking statements. Such statements include, among others, those statements concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including, among others: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations; and (d) whether we are able to successfully fulfill our primary requirements for cash which are explained below under “Liquidity and Capital Resources”. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or any other circumstances after the date of such statement unless required by law. For additional information regarding these risks and uncertainties, see “Risk Factors”. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. In addition, our consolidated financial statements and the financial data included in this document reflect the Merger and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

Overview

    We are a prominent China-based water treatment equipment supplier and project contractor. Holding six national patents and through sixteen years of development, we have relatively strong market share in waste water treatment sector in China and are ranked among top six of Yixing City’s best environmental protection enterprises based on Yixing Municipal Government’s ranking of 2009 outstanding environment protection enterprises (Yizhengfa Document No.[2010]18). Yixing is the country’s production base for environment protection equipment.  We are headquartered in Yixing, Jiangsu, with total building areas of 7,800 square meters. We have 171 employees in total.

    We conduct our business based on two models: (i) Equipment sales from customer orders; (ii) Project installation which includes the design, manufacturing and installation of waste water treatment equipment. We acquire our product orders and projects through a transparent auction bid process. In terms of pricing strategy, we have a flexible pricing policy to target different market segments and different customers.

    Our key products include ZFP-1380 Rotating Disc Aeration equipment, ZYXG Series of Sludge Suction Scraper, ZYSR Series of Surface Scraper and other water treatment Environmental protection equipment. These products can be divided into four categories:

i.	Circulating water treatment equipment
ii.	Water purification equipment
iii.	Waste water treatment equipment
iv.	Municipal waste water treatment equipment

    The following table summarizes our four product lines:

	Circulating Water Treatment	Water Purification	Waste Water Treatment	Municipal Waste Water Treatment
Production Commencing Time	1993	1994	1996	2000
Name Of Major Product Under Each Product Line	Cooling tower, Mechanical accelerated clarification basin, Lime storage silo	Gravel filter, Automatic filter and Equipment for dealing with municipal sewage Reverse Osmosis System and devices Ultra Filtration Device	Equipment for dealing with sewage with waste coal, dealing with sewage with waste oil	Mechanical Grid, Grid of rotating drum, Whirlwind sand-settling machine, Peripheral-driven sludge scraper, Oxidation rotating disc aeration equipment, Rotatory decanter, etc.
Product Usage Example
Cooling Tower: used to cool high temperature water for recycling and reusing, often applied to enterprises in smelting industry
Mechanical accelerated clarification basin: stratify (or separate) the clear water out of the sewage for recycling and reusing through increasing the coagulation of sewage and water treatment

Gravel filter and automatic filter: remove the large grain-shaped impurities, such as gravel, suspended solids, organic materials, etc.

Reverse osmosis system and devices and Ultra filtration device: with the aid of reverse osmosis films, split heavy metal, pesticides, bacteria and suspended solids out of the waste water in order to purify the water
Integrated processing and treatment of the sewage and waste water from electricity plants
Integrated processing and treatment of industrial sewage, municipal sewage (through our oxidation ditch treatment process  and SBR techniques) to lower (or) remove the suspended solids in sewage, lower BOD and COD, and make the water meet the national standards

Applied Industry	Applied to electricity industry, crude oil and chemical industry, steel smelting industry	Applied to electricity, petroleum and chemical, steel and smelting industries as well as to municipal waste water treatment	Applied to electricity industry	Applied to treatment of industrial waste and municipal waste water

The major characteristics and competitive advantages of our core products include:

•	ZFP-1380 Rotating Disc Aeration equipment- High efficiency in adding oxygen, low energy consumption rate, easy to maintain and long useful life.

•	ZYSR Rotatory Decanter- Smart LCD control, high efficiency in prevention of slag, large volume of water decanting, long stroke, reliable seal and lower power consumption.
•	ZYXG Peripheral- Driven Sludge Suction Scraper-max width of the bridge reaches 60 meters, supported by a center pedestal and with stable mechanical properties.
•	ZYTS Air Sand Bailer- Absorb gravel sands thoroughly with no jam.

     During the fiscal year ended September 30, 2009, we generated net revenues of US$ 26million and achieved a net income of US$ 6.018million, which represents a growth of 199.75% and 278.63% compared to the previous fiscal year, respectively.

Factors Affecting Our Results of Operations

    We believe that the following factors will continue to affect our financial performance:

Increasing Demand for Water Treatment Equipment

    The rapid growth in the water treatment equipment industry in China positively affects our financial result. The growth was driven by several key factors, including growth in population, industrialization and urbanization, and Chinese government’s economic stimulus plan released at the end of 2008. According to the Freedonia Group, the demand for water treatment products in China is estimated to increase nearly 15.5% per year through 2012. As the Chinese government imposes stricter environmental and water quality standards to promote sustainable economic growth, we anticipate that water treatment will become a priority issue for municipalities, industries and commercial businesses.

    On November 5, 2008, the State Council of China announced an economic stimulus plan in the amount of $585 billion to stimulate economic growth and bolster domestic demand. The economic stimulus plan includes, among others, increased spending on basic infrastructure construction projects for water, electricity, gas and heat to improve the standard of living in China and protect the environment. Because of the economic stimulus plan and the projected increase in demand for affordable purified water as China continues to industrialize and modernize, we believe that the water treatment industry, and in turn the demand for our products and related project engineering, will continue to experience strong growth for the foreseeable future.

Fluctuations in Raw Material and Components Costs

    Major raw materials used in our production process include steel, polyresen, industrial chemicals, standardized mechanical parts, and electrical elements. 98% of our raw materials and parts were purchased locally. For parts that have to be imported, we choose to cooperate with the local agents of such foreign companies as SEW, Ruode, and Siemens. Some raw materials and components, especially steel, have been susceptible to fluctuations in price and availability. Significant increases in raw materials and components prices will have a direct and negative impact on our gross profits.

Corporate Structure and Contractual Arrangements

    Dragon Path owns 100% of Yixing Dragon Path. Yixing Dragon Path is a wholly foreign owned enterprises, or “WFOE,” under the laws of the PRC, by virtue of its status as a wholly-owned subsidiary of a non-PRC company, Dragon Path. In connection with the Merger, Yixing Dragon Path entered into and consummated a series of contractual arrangements with Zhenyu, pursuant to which:

▪	we are able to exert effective control over Zhenyu;

▪	a substantial portion of the economic benefits of Zhenyu will be transferred to us; and

▪	Yixing Dragon Path or its designee has an exclusive option to purchase all or part of the equity interests in Zhenyu, when and to the extent permitted by PRC law.

    Our structure is set forth in the diagram below:

▪	Agreements that Transfer Economic Benefits to Us

    Pursuant to a consulting services agreement with Zhenyu, Yixing Dragon Path provides management and consulting services to Zhenyu in exchange for service fees. The service fees, payable in RMB each quarter, equal to all of Zhenyu’s net income for such quarter based on Zhenyu’s quarterly financial statements.

▪	Agreements that Provide Effective Control over Zhenyu

    We have entered into the following agreements with Zhenyu and its shareholders that provide us with effective control over Zhenyu:

▪
an operating agreement, pursuant to which Yixing Dragon Path has the right to recommend director candidates and appoint senior executives of Zhenyu, approve any transactions that may materially affect the assets, liabilities, rights or operations of Zhenyu, and guarantee the contractual performance by Zhenyu of any agreements with third parties, in exchange for a pledge by Zhenyu of its accounts receivable and assets;

▪	a voting rights proxy agreement, pursuant to which the shareholder of Zhenyu have irrevocably granted and entrusted Yixing Dragon Path with all of their voting rights as Zhenyu’s shareholders;

▪	an option agreement, pursuant to which:

▪
Yixing Dragon Path or its designee has an exclusive option to purchase all or part of the equity interests in Zhenyu, when and to the extent permitted by PRC law. The purchase price of the equity interest shall be equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest; and

▪
an equity pledge agreement pursuant to which each of shareholders of Zhenyu has pledged his or her equity interest in Zhenyu to Yixing Dragon Path to secure their obligations under the consulting services agreement.

    See “Related Party Transactions” for further information on our contractual arrangements with these parties.

    In the opinion of AllBright Law Offices, our PRC legal counsel:

▪	the ownership structures of Yixing Dragon Path, Zhenyu and its subsidiary are in compliance with existing PRC laws and regulations;

▪
the contractual arrangements among Yixing Dragon Path, Zhenyu as well as its shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

    However, in spite of the above, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities, would not adversely impact or affect the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our PRC business do not comply with PRC government restrictions on foreign investment, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment, we could be subject to severe penalties”, “— China’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors” and “— The PRC legal system embodies uncertainties which could limit the legal protections available to you and us”.

Subsidiaries of Zhenyu

    We own 75% and Dragon Path owns 25% of Jiangsu Jinyu Environmental Engineering Co., Ltd, a joint venture between Zhenyu and Dragon Path, which engages in the design, manufacture and installation of environmental protection equipment and engineering projects (or systems) for waste water treatment, as well as provides after-sales services to customers.

 Intellectual Property

    We believe that our patents, trademarks, trade secrets and other intellectual property rights are critical to our business. We rely on trademark and copyright laws, trade secret protection, non-competition and confidentiality and/or licensing agreements with our executive officers, clients, research and development personnel and others to protect our intellectual property rights. We do not possess any licenses to use third-party intellectual property rights nor do we license to third-parties any intellectual property rights we own.

a)	Patents

    We now owns six national patents, five of them are functional innovations and one is related to exterior design. In 2009, we submitted applications for three new patents for approval and the applications are currently pending.

    The following table summarizes the basic information of our patents:

Name of the patent	Innovator	Application number	Date of application	Date of public	Patent number	Effective period
Oxidation Rotating Disc	Boping Li & Jieping Wang	150178	9/25/1999	5/18/2000	ZL99325340.7	10 years
Improved Oxidation Rotating Disc	Boping Li & Jieping Wang	394958	10/4/1999	7/7/2000	ZL99229570.X	10 years
Improved Oxidation Rotating Disc	Boping Li & Jieping Wang	415406	2/16/2000	11/25/2000	ZL00219414.7	10 years
Improved Oxidation Rotating Disc	Boping Li & Jieping Wang	427729	5/16/2000	3/1/2001	ZL00220296.4	10 years
Improved Rotating Disc and Bearing	Boping Li & Jieping Wang	729298	4/30/2003	9/28/2005	ZL03221600.9	10 years
Improved Water Decanter	Boping Li & Jieping Wang	616921	4/30/2003	5/12/2004	ZL03221599.1	10 years

In addition, we are currently in the process of acquiring two other patents from a major institution.  Patent transfer agreements are pending.

b)	Trademark

    Our “Zhenyu” trademark (No.5213411) has been approved by the national authority. We also have filed two other trademark applications which are now under review by the National Trademark Bureau.

Sales and Marketing

    We sell our products and services primarily through direct sales. Our sales strategy is to appoint our sales representatives to market our products to targeted customers on a one-on-one basis.

    In addition to the above sales strategy, we also have refined our strategies to target certain specific industries. For example, we  have appointed sales representative in  Jinmen, Hubei Province in order to promote our sales to the local branch of a leading petrochemical company. We also have appointed sales representative in Beijing in order to manage our projects with one of our important customers in Beijing and to promote our services to other companies in the electricity industry. In 2009, we newly appointed sales representatives in Xinjiang and Inner Mongolia in order to promote our equipment sales and engineering construction projects with targeted customers in the crude oil and electricity industry. We believe that this strategy will help us broaden the market coverage of our products and services.

Major Customers

    Our major customers and product application include:

i.
Crude Oil and Chemical Industry- Our products for this industry include large-scale circulating water cooling tower equipment, filtering and purification equipment, devices for adding chemical reagents, deodorization project. We entered into the crude oil industry through our cooperative water treatment project with a leading China petrochemical company. Our success and reputation gained from this project enabled us to expand our business in this industry.

ii.	Municipal Waste Water Treatment- One of our sewage treatment projects in Henan has helped us successfully win the bid on several other projects.

iii.
Electricity and Smelting Industry- Our products and services in these areas include chemistry water treatment equipment, boiler water supply equipment, condensate treatment equipment and industrial waste water recycling and reusing equipment. Our successful project with a China leading electricity power company helped us maintain long-term cooperative relationship with the “Big Four” state-owned electricity companies, namely China Huaneng Group, China Power Investment Corporation, China Guodian Corporation, and China Datang Corporation.

iv.
Transportation and Infrastructure Construction Industry- Our projects in this industry include the design, manufacturing and installation of waste water treatment equipment related to highway construction.

    The Company sells to a wide range of customers. No single customer accounted for more than 10% of revenue or project expenditures for the years ended September 30, 2008 and 2009.  The average accounts receivable collection period is about one year, and our bad debt rate is below 2% of the total accounts receivable balance.

Raw Materials and Major Vendors

    Major raw materials used in our production process include steel, polyresen, industrial chemicals, standardized mechanical parts, and electrical elements. 98% of our raw materials and parts were purchased locally. For those parts that have to be imported, we choose to cooperate with the local agents of such foreign companies as SEW, Ruode, and Siemens.

    We established strategic long term relationship with our suppliers. In order to guarantee our raw material supply, we typically keep a list of multiple vendors for each category of materials rather than using an exclusive vendor.

    Our purchase of raw materials from our largest vendors accounts for 16% to 21.5% of our total purchase. For the fiscal year 2009, 54.96% of our raw materials were purchased from our top two vendors.

Product Delivery

    We strive to deliver products or services to our customers on a timely basis.

    For orders of our equipment in small quantity, we use China Railway Express or our own transportation vehicles for the delivery. For large-scale equipment or larger orders of our equipment, we rely on logistics companies to make the delivery.

Quality Control

    We emphasize quality control to ensure that our products and projects meet our standards and provide high quality service. We have implemented a rigid quality control system and devote significant attention to quality control procedures at every stage of our manufacturing process. We monitor our manufacturing process closely and conduct performance and reliability testing to ensure our products to meet our end-user customers’ expectations. In addition, we regularly seek feedback from our end-user customers on the quality of our products.

    In 2000, we acquired certificate of ISO9001. In terms of internal quality control in inventory management, we perform strict quality inspection on purchased materials and parts before they enter into our warehouse. Inspection is conducted based on  material quality, physical dimension, models and performance testing, etc. Personnel from our technology department, purchasing department, quality inspection department and warehouse participate in this process.

    We perform strict quality inspection and performance testing in our manufacturing process in order to ensure our finished goods meet the quality standards and customer demand.

Research and Development

    In light of the rapid development of environmental protection industry and huge market demand emerging from the Chinese market, we are committed to strengthening our R&D abilities. In 1999, we established a cooperative relationship with Shanghai Tongji University to form a Rotating Disc Aeration Testing Center, focusing on research and development as well as technological improvement activities on rotating disc aeration equipment. Our R&D effort on this matter enabled us to obtain four national patents.

    On September 15, 2007, our R&D center has been established within our company, with eight technical personnel specializing in R&D activities. As a result, an innovative product, ZYTS Air Sand Bailer, has been developed by our R&D staff for our client in Sichuan

    Our current R&D focus includes (a) extension of the basic sewage treatment projects, such as engineering construction of sewage treatment plants in Hubei and Hunan provinces, and (b) advanced water treatment with technological innovation such as membrane treatment and biological packing for old sewage treatment plants remodeling along developed coastal areas in China.

Competition

    The waste water treatment industry in China is highly competitive. We compete primarily on the basis of customer recognition and industry reputation, market coverage, research and development strength, comprehensive product offerings, and a competitive cost structure. We believe we can continue to compete successfully with international competitors because of our competitive cost structure and government support s because of our superior technology, patented products as well as our manufacturing capacity and capability. Our footprints in several provinces, extensive industry resources and knowledge of local markets provide us with an advantage over international competitors. In order to maintain and enhance our competitive advantage, we must continue to focus on competitive pricing and technological innovation by improving our proprietary manufacturing processes.

Employees

    As of February 10, 2010, we had 171 full time employees. The following table sets forth the number of our full time employees categorized by function as of the period indicated:

As of February 10, 2010
Management	9
R&D	8
Manufacturing	107
Sales and marketing	29
Quality control	5
Administrative and human resource	9
Accounting and finance	4
Total	171

    We participate in various employee benefit plans that are organized by municipal and provincial governments, including retirement, medical, unemployment, work injury and maternity benefit plans for our managerial and key employees. In addition, we provide short term insurance plans for all our employees while on duty to cover work related accidents.  We have entered into non-competition agreements with our management and key personnel, which prohibit them from engaging in any activities that compete with our business during, and for one or two years after, the period of their employment with our company. We have also entered into confidentiality agreements with all of our employees.

    We have not been subjected to any strikes or other labor disturbances that have interfered with our operations, and we believe that we have a good relationship with our employees. Our employees are not covered by any collective bargaining agreements.

Properties

    Our principal executive offices are located at West Garden, Gaocheng Town, Yixing City, Jiangsu Province, P.R. China, 214214. The Company owns the office building.  However, the company does not own the land. All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The land use right of 10,619 square meters (approximately 114,302 square feet) was originally acquired by the Company in the amount of RMB 7,965,000 from the relevant PRC land authority in April 2007. The Company has the right to use the land for 50 years on which the office premises, production facilities and warehouse of the Company are situated, and amortized the Right on a straight-line basis over the period of 50 years.

 Results of Operations

    Operation Results for the Twelve Months Ended September 30, 2009 and 2008

    The following table sets forth information from our statements of operations for the twelve months ended September 30, 2009 and 2008, in dollars and as a percentage of revenues:

REVENUES	12 Months Ended September 30
	2009	2008	Difference	% Change

Equipment Sales	$1,518,233	$1,110,075	$408,158	36.77%

Equipment-Bundled Installation Projects	$24,670,772	$7,626,873	$17,043,899	223.47%

Total Revenues	$26,189,005	$8,736,948	$17,452,057	199.75%

Revenues

    During the twelve months ended September 30, 2009, we reported revenues of $26,189,005 as compared to $8,736,948 for the twelve months ended September 30, 2008, an increase of $17,425,057, or 199.75%. The increase was primarily attributable to our seven Equipment-bundled installation projects completed in 2009, which normally have a 5% to 10% higher profit margin than ordinary equipment sales.  Furthermore, the increase in sales was attributable to our strengthened market campaign and promotion activities to target certain market areas in 2009, our strategic business transition from traditional equipment sales model to current equipment-bundled installation project model, our close cooperative relationship with design institutions as well as local government and our high product quality and enhanced brand-name awareness.

COST OF REVENUE	12 Months Ended September 30
	2009	2008	Difference	% Change

Cost on Equipment Sales	$1,139,432	$658,434	$480,998	73.05%

Cost on Equipment-Bundled Installation Projects	$15,963,767	$4,097,004	$11,866,763	289.64%

Total Cost of Sale	$17,103,199	$4,755,438	$12,347,761	259.66%

Cost of Revenue

    During the twelve months ended September 30, 2009, our cost of revenue was $17,103,199 as compared to cost of revenue of $4,755,438 during the twelve months ended September 30, 2008, an increase of $12,347,761, or 259.66%.  The increase in cost of revenue is primarily due to increased sales and associated sales taxes levied by various tax authorities, increased direct labor costs and increased prices of raw materials used in our manufacturing and installation projects. The percentage of increase in cost of revenue was slightly higher than that of the increase in revenue. The higher percentage of our increase in cost of revenue is primarily due to increased prices of raw materials.

Selling, General and Administrative Expenses

    Selling, general and administrative expenses, totaled $1,296,132 during the twelve months ended September 30, 2009 as compared to $1,814,706 for the twelve months ended September 30, 2008. The increase in selling, general and administrative expense was mainly attributable to the increase in research and development expenses. In addition, increase in our  general administrative expenses to support the our expanded business, increases in salaries expenses in support of our sales growth, increase in selling expenses for  successful bidding the equipment-bundled installation project contracts, increase in our product delivery fees, and increase in the advertising expenses to raise our brand awareness among customers all attributed to the increase of our operating expenses for the year ended September 30, 2009 as compared to the prior comparative period..

Interest expense

    Net Interest expense decreased from $28,466 for the twelve months ended September 30, 2008 to $19,506 for the twelve months ended September 30, 2009. The decrease in interest expense resulted from our repayment of the long term loans in 2009.

Income taxes

    The majority of our net income was from Zhenyu, which is subject to 25% of corporate income tax rate in PRC. For the years ended September 30, 2006 and 2007, Zhenyu suffered operating losses in the amount of RMB 17,224,713 and RMB 8,667,007, respectively. For Chinese income tax purpose, these operating losses can be carried forward and be available to reduce future years' taxable income. Management believes that the realization of the deferred tax asset arising from these losses appear to be in the best interest to the Company's business operations. The Company has recorded income tax provision of $1,366,290 for the year ended September 30, 2009 after applying the net operating loss carry-forwards. No provision for income tax is required for Zhenyu as a result of the realization of net operating loss carry-forward for the year ended September 30, 2008.

Net Income

    As a result of the factors described above, we reported net income of $6,017,588 for the twelve months ended September 30, 2009, as compared with $1,589,325 during the twelve months ended September 30, 2008. The $4,428,263 increase in our net income was primarily attributable to our increased revenue for the year ended September 30, 2009.

Other Comprehensive Income

    We operate exclusively in the PRC and the functional currency of our operating subsidiary is the Chinese Renminbi (”RMB”).  The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

    Translation adjustments resulting from this process amounted to $28,605 gain and ($230,194) loss as of September 30, 2009 and 2008, respectively.  The balance sheet amounts with the exception of equity at September 30, 2009 were translated at 6.8263 RMB to 1.00 USD as compared to 6.7899 RMB to 1.00 USD at September 30, 2008. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended September 30, 2009 and 2008 were 6.8340 RMB and 7.0961 RMB, respectively.

Liquidity and Capital Resources

    Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

    To date, we have financed our operations primarily through cash flows from operations and borrowings from banks.  As of September 30, 2009, we had $2,103,946 in working capital, as compared to $1,370,047 as of September 30, 2008.  Based on our current operating plan, we believe that our existing resources, including cash generated from operations as well as the bank loans, will be sufficient to meet our working capital requirement for our current operations. In order to fully implement our business plan and continue our growth, however, we will require additional capital either from our shareholders or from outside sources.

    Total current assets increased to $6,578,156 for the twelve months ended September 30, 2009 from $5,534,828 for the twelve months ended September 30, 2008.  The primary changes in our current assets during this period were from changes in retainage, other receivables, inventory and deferred tax assets.

    Our strategic business transition from traditional equipment sales model to current equipment-bundled installation project model and associated seven equipment-bundled installation projects completed in 2009 accounted for the increase of retainage from $1,319,537 at September 30, 2008 to $2,485,482 as of September 30, 2009. Retainage represents the security deposits withheld by the Company’s customers to warrant against potential defects for the initial one year period upon sales of equipments or installation of water treatment projects. Retainage normally accounts for 5% to 10% of the total contract price, depending on various terms included in different equipment sales contracts or waste water treatment construction contracts. The deposits are to be refunded in one year after the completion of sales or installation.

    The decrease of inventory, primarily in water treatment equipments as finished goods, from $1,810,549 as of September 30, 2008 to $1,457,480 as of September 30, 2009 was due to our increased sales which reduced our raw material stockpiles.

    The decrease of deferred tax assets from $388,801 at September 30, 2008 to $0 as of September 30, 2009 was solely due to deferred tax expense fully utilized during 2009 because the income before income tax in 2009 is greater than the carrying net operating loss in China as of the beginning of fiscal year of 2009.  Deferred income tax reflects the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes, and operating loss carry-forward.

    The following table details the change in deferred tax assets as of September 30, 2009 and 2008:

	2009	2008
Deferred tax assets - Beginning Balance	$388,801	$928,964
Deferred tax expense - utilized	388,801	540,163
Net deferred tax assets	$-	$388,801

    Our total current liabilities as of September 30, 2009 totaled in the amount of $4,474,210 as compared to $4,164,781 in prior fiscal year. The decrease in current liabilities was primarily due to the increase in accounts payable and tax payable, offset by decrease- in other payables.  Accounts payable increased from $437,764 at September 30, 2008  to $1,588,850 as of September 30, 2009 primarily attributable to our increased installation projects and equipment sales which required more advances been made to us by our material suppliers to support operating activities.

    The increase of tax payable from $14,732 at September 30, 2008 to $1,341,918 as of September 30, 2009 was because of our application of net operation loss carry-forward as an deferred tax asset to against our taxes for the year ended September 30, 2008 while our increased sales and taxable income required us to pay more taxes for the year ended September 30, 2009.

    Other payables consist of balances for non-construction costs with unrelated companies and individuals with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally are short-term in nature.  The decrease of other payables from $2,529,988 at September 30, 2008 to $437,447 as of September 30, 2009 was due to our repayments of these amounts to these unrelated companies or individuals in 2009 when our operating cash flows became available. .

    The decrease of long term liabilities from $5,466,944 at September 30, 2008 to $0 as of September 30, 2009 was due to our full repayment of these loans during 2009 when our increased sales generated more cash.  Based on our current operating plan, we believe that existing cash and cash equivalents balances, as well as cash forecast by management to be generated by operations will be sufficient to meet our working capital and capital requirements for our current operations.

Discussion of Cash Flow

    Comparison of cash flows results for the fiscal year ended September 30, 2009 to the fiscal year ended September 30, 2008, is summarized as follows:

	As of September 30
	2009	2008
Cash flow from operating activites	$5,573,827	$129,202
Cash flow from investing activities	$(17,211)	$(757,683)
Cash flow from financing activities	$(5,431,646)	$-

Operating activities

    Cash flows provided by operating activities during the twelve months ended September 30, 2009 amounted to $5,573,827, which consists of our net income of $6,017,588, adds back noncash adjustments of $548,629 and offset by net changes in operating assets and liabilities due to our expanded operating activities, including the increase in accounts payable of $1,152,125 in support of expanded operating activities and the increase in taxes payable of $1,325,770 as a result of increased taxable income after applying the carrying net operating loss from prior fiscal year, offset by the increase in retainage in the amount of $1,171,617 due to our increased equipment-bundled installation projects which required more security deposits been withheld by our clients to warrant against potential equipment defects, and the decrease of other payables in the amount of $2,076,699 due to our repayments of non-construction costs with unrelated companies and individuals with which we have business relationships.

    Cash flows provided by operating activities in the twelve months ended September 30, 2008 amounted to $129,202, which consist of our net income of $1,589,325 adds back noncash adjustments of $726,458 and offset by net changes in operating assets and liabilities  including the decrease of  accounts payable of $1,460,449  and the decrease of advance from customers of $1,698,912 attributable to our strategic business transition from traditional equipment sales model to current equipment-bundled installation project model.

    Cash flows from operations during the twelve months ended September 30, 2009 increased by $5,444,625 or 42140.36% as compared to the prior comparative period.  The increase in our cash flows provided by operations as of September 30, 2009 was mainly attributable to our increased net sales which made more cash to be available to us.

Investing activities

    Net cash used in investing activities amounted to $17,211 in the twelve months ended September 30, 2009, which is primarily due to our purchase of electronic equipment to be used in our manufacturing plants.  Cash flows used in investing activities amounted to $757,683 in the twelve months ended September 30, 2008, which represented the addition of a new office building to our fixed asset account.  Cash flows used in investing activities in the twelve months ended September 30, 2009 decreased by $740,472 or 97.73% as compared to the prior comparative period.

Financing activities

    Net cash used in financing activities amounted to $5,431,646 in the twelve months ended September 30, 2009, which was due to our full repayment of the long term loans during 2009.  No cash was used in financing activities in the twelve months ended September 30, 2008.

Off-Balance Sheet Arrangements

    As of the date of this report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have: (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Inflation

    Inflation has not had a material impact on our business and we do not expect inflation to have a material impact on our business in the near future.

 Executive Compensation

    Information regarding the compensation paid to the executive officers and directors of the Company during the past two fiscal years is set forth in Part III, Item 11 of the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 23, 2009.   None of the individuals who served as officers of the Company during the past two fiscal years will remain an officer or director of the Company after the merger.

    The following table sets forth information concerning cash and non-cash compensation paid by Zhenyu to Mr. Boping Li, Chairman, President and Chief Executive Officer, and Mr. Yuqiang Wu, Vice President, for services rendered during the preceding two fiscal years. No executive officer of Zhenyu received compensation in excess of $100,000 for any of those two years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Boping Li	2009	32,192	-	-	-	32,192
Chairman, President and Chief Executive Officer	2008	22,548	-	-	-	22,548

Yuqiang Wu	2009	17,559	-	-	-	17,559
Vice President	2008	11,274	-	-	-	11,274

(1) The Company pays salaries in RMB to all executive officers and directors of the board every month. The RMB amount is translated into USD when the Company files SEC documents. The relevant exchange rates for fiscal years 2009 and 2008, are $1 to RMB 6.834 and RMB 7.096, respectively. .

    Employment Agreements

    On January 1, 2010, the Company entered into a three-year employment agreement with Boping Li as Chief Executive Officer. Mr. Li has an annual salary of RMB 216,000 (approximately USD $31,765), less all applicable taxes and other appropriate deductions. Mr. Li is entitled to an annual bonus in an amount of 10% of his annual salary, which shall be approved by the Company’s board of directors based on the operation results of the Company.

    As of the date of this report, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director. Currently, the directors for Zhenyu are not compensated for their service as directors.

    Audit Committee Financial Expert

    Our board of directors currently acts as our audit committee. Our Board of Directors is in the process of finding an "audit committee financial expert" as defined in Regulation S-K and directors that are "independent" as that term is used in Section 10A of the Securities Exchange Act.

    Audit Committee

    We have not yet appointed an audit committee. At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

    Compensation Committee

    We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

    Nominating Committee

    We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee. We are in search for qualified independent board members to staff this committee.

    Section 16(a) beneficial reporting compliance

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our directors and executive officers and any persons holding more than 10% of our common stock are required to file with the SEC reports of their initial ownership of our common stock and any changes in ownership of such common stock. Copies of such reports are required to be furnished to us. Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. Our officers and directors, David Kaztir and Asael Karfiol failed to timely file their form 3. Form 3 was filed on September 11, 2009. Our 10% shareholders, Kaeyo Investments Ltd., Orit Wolkin and Juemin Chu failed to timely file their Form 3. The forms were rather filed on September 11, 2009.  Kaeyo Investments Ltd. and Orit Wolkin also failed to timely file their form 4 reporting purchases of shares in November 2008, February 2009 and May 2009. The form 4s were filed on September 11, 2009 and amended on September 17, 2009.

    Code of Ethics

    We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer and are in the process of adopting such a code.

Related Party Transactions

Agreements Among Us, Yixing Dragon Path and Zhenyu

    We have entered into a series of contractual arrangements with Zhenyu, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters.

    The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety which are attached to this Form 8-K as exhibits.

    Transfer of Ownership When Permitted by Law

    Pursuant to the call option agreement by and among Yixing Dragon Path, Zhenyu and Zhenyu’s shareholders dated as of January 27, 2010, Yixing Dragon Path or its designee has an exclusive option to purchase all or part of the equity interests in Zhenyu, when and to the extent permitted by PRC law. The purchase price of the equity interest shall be equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest.

    Voting Arrangement

    Pursuant to the voting rights proxy agreement by and among Yixing Dragon Path, Zhenyu and its shareholders dated as of January 27, 2010, the shareholders of Zhenyu have irrevocably granted and entrusted Yixing Dragon Path with all of their voting rights as Zhenyu’s shareholders.

    Equity Pledge Agreement

    Pursuant to the equity pledge agreement by and among Yixing Dragon Path, Zhenyu and its shareholders dated as of January 27, 2010, each of shareholders of Zhenyu has pledged his or her equity interest in Zhenyu to Yixing Dragon Path to secure their obligations under the consulting services agreement.

    Consulting Services Agreement

    Pursuant to the consulting services agreement by and among Yixing Dragon Path and Zhenyu dated January 27, 2010, Yixing Dragon Path provides management and consulting services to Zhenyu in exchange for service fees. The service fees, payable in RMB each quarter, equal to all of Zhenyu’s net income for such quarter based on Zhenyu’s quarterly financial statements.

Description of Securities

    The Board of Directors of the Company is authorized to issue:

➢	160,000,000 shares of Common Stock, $.001 par value per share, of which 850,000 shares were issued and outstanding before the Merger after the stock reverse split;
➢	10,000,000 shares of Preferred Stock.

Common Stock

    We are authorized to issue 160,000,000 shares of common stock, par value $0.001, of which 17,000,000 shares are issued and outstanding upon the completion of the Merger. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

    We are authorized to issue 10,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 10,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

    Currently, there are no warrants, options or other convertible securities outstanding.

Market Price and Dividends on Common Equity and Other Shareholder Matters

    Information regarding the market price of the Company’s common equity, payment of dividends, and other shareholder matters is set forth in Part II, Item 5 of  the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 23, 2009.

Legal Proceedings

    From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Indemnification of Directors and Officers

    Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 2.01     Completion of Acquisition of Assets

    The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

 Item 3.02   Unregistered Sale of Equity Securities

    The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03    Material Modification to Rights of Security holders

    Prior to the effectiveness of the Merger, the Company effectuated a 4.61896118 to 1 reverse stock split so that immediately after such split and prior to the closing the Company will have approximately 850,000 shares of common stock issued and outstanding.

   The reverse stock split will not affect the rights of holders of the common stock.

Item 4.01   Changes in Registrant’s Certifying Accountant

    On February 9, 2010, the Company’s Board of Directors approved the change of its principal independent accountants. On such date, Berman & Company, PA was dismissed from serving as the Company’s principal independent accountants and on the same day, Friedman LLP was engaged as the Company’s new principal independent accountants.

The Dismissal of Berman & Company, PA

    Berman & Company, PA was the independent registered public accounting firm for the Company from December 7, 2007 to February 9, 2010.  None of Berman & Company, PA’s reports on the Company’s financial statements, including its reports on the Company’s two most recent fiscal years ended June 30, 2009 and June 30, 2008,  contained an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.

    During the Company’s two most recent fiscal years ended June 30, 2009 and June 30, 2008 and through the dismissal date of February 9,  2010, there were no disagreements with Berman & Company，PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Berman & Company, PA, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred during the period in which Berman & Company, PA served as the Company’s principal independent accountants.

    In accordance with Item 304(a)(3), the Company has provided Berman & Company, PA with a copy of this disclosure and has requested that Berman & Company, PA furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Berman & Company, PA addressed to the U.S. Securities and Exchange Commission is filed as Exhibit 16.1 to this 8-K Report.

The Engagement of Friedman LLP

    During the Company’s two most recent fiscal years ended June 30, 2009 and June 30, 2008 and through February 9, 2009, the date when the Company engaged Friedman LLP as its principal independent accountants:

(1)     The Company did not consult Friedman LLP  regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Company’s financial statements;

(2)     Neither a written report nor oral advice was provided to the Company by  Friedman LLP in which they concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; and

(3)     The Company did not consult Friedman LLP regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01       Changes in Control of Registrant

    The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01     Financial Statements and Exhibits

Financial Statements

Consolidated Financial Statements of Jiangsu Zhenyu Environmental Protection Technology Co. Ltd. for the Fiscal Years Ended September 30, 2009 and September 30, 2008 (Audited)	F-1

Notes to Consolidated Financial Statements (Audited)	F-7

Pro Forma Condensed Consolidated Financial Statements of T.O.D Taste on Demand, Inc. for the Period ended September 30, 2009 (Unaudited)	F-23

Notes to Consolidated Financial Statements (Unaudited)	F-29

Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation as filed with the Secretary of State of Nevada. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on January 30, 2008.

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on January 30, 2008.

10.2	Consulting Services Agreement dated January 27, 2010 among Yixing Dragon Path and Zhenyu. *

10.3	Operating Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.4	Option Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.5	Voting Rights Proxy Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.6	Equity Pledge Agreement dated January 27, 2010 among Yixing Dragon Path and Zhenyu’s shareholders. *

10.7	Employment Agreement, dated January 1, 2010, by and between Zhenyu and Boping Li. *

10.8	Assignment and Assumption Agreement, dated February 11, 2010, between T.O.D. Taste on Demand Inc. and T.O.D. (2010) Inc. *

10.9	Incentive Option Agreement dated January 27, 2010 among Boping Li, Qinfen Ding, Panhong Li and Weihua Zhao *

16.1	Letter, dated February 12, 2010, from Berman & Company, P.A. to the Securities and Exchange Commission. *

* Filed herewith.
** To be filed by amendment.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2010

T.O.D. Taste On Demand Inc.

By:	/s/ Boping Li
Name: Boping Li Title: Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation as filed with the Secretary of State of Nevada. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on January 30, 2008.

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on January 30, 2008.

10.2	Consulting Services Agreement dated January 27, 2010 among Yixing Dragon Path and Zhenyu. *

10.3	Operating Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.4	Option Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.5	Voting Rights Proxy Agreement dated January 27, 2010 among Yixing Dragon Path, Zhenyu and its shareholders. *

10.6	Equity Pledge Agreement dated January 27, 2010 among Yixing Dragon Path and Zhenyu’s shareholders. *

10.7	Employment Agreement, dated January 1, 2010, by and between Zhenyu and Boping Li. *

10.8	Assignment and Assumption Agreement, dated February 11, 2010, between T.O.D. Taste on Demand Inc. and T.O.D. (2010) Inc. *

10.9	Incentive Option Agreement dated January 27, 2010 among Boping Li, Qinfen Ding, Panhong Li and Weihua Zhao *

16.1	Letter, dated February 12, 2010, from Berman & Company, P.A. to the Securities and Exchange Commission. *
* Filed herewith.

** To be filed by amendment.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION
TECHNOLOGY CO., LTD.

INDEX TO CONSOLDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2009 and 2008

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED SEPTEMBER 30, 2009 and 2008

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED SEPTEMEBR 30, 2009 and 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Jiangsu Zhenyu Environmental Protection Technology Co., Ltd.:

We have audited the accompanying balance sheets of Jiangsu Zhenyu Environmental Protection Technology Co., Ltd. as of September 30, 2009 and 2008, and the related statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2009. Jiangsu Zhenyu Environmental Protection Technology Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jiangsu Zhenyu Environmental Protection Technology Co., Ltd. as of September 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey

February 2, 2010

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO., LTD.
CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2009	2008
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$538,767	$402,245
Restricted cash	80,863	-
Accounts receivable, net allowance for doubtful accounts	614,158	646,953
Retainage	2,485,432	1,319,537
Other receivables	1,120,818	795,438
Inventory	1,457,480	1,810,549
Prepaid expenses	47,379	21,015
Advance to suppliers	233,259	150,290
Deferred tax assets	-	388,801
Total current assets	6,578,156	5,534,828

Property and equipment, net	1,665,574	1,792,858

Land use right, net	1,112,355	1,141,784

TOTAL ASSETS	9,356,085	8,469,470

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	1,588,850	437,764
Salary and welfare payables	444,177	464,777
Taxes payable	1,341,918	14,732
Short-term loans	292,983	294,555
Advance from customers	368,835	422,965
Other payables	437,447	2,529,988
Total current liabilities	4,474,210	4,164,781

LONG-TERM LOANS	-	5,466,944

TOTAL LIABILITIES	4,474,210	9,631,725

SHAREHOLDERS' EQUITY
Registered capital	2,140,116	2,140,116
Additional paid-in capital	169,194	169,194
Accumulated other comrehensive loss	(223,190)	(251,795)
Retained earnings (Accumulated deficit)	2,389,688	(3,609,895)
Non-controlling interest	406,067	390,125
Total shareholders' equity (deficiency)	4,881,875	(1,162,255)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,356,085	$8,469,470

The accompanying notes are an integral part of these consolidated financial statements

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For The Years Ended September 30,
	2009	2008

Net sales	26,189,005	8,736,948

Cost of goods sold	(17,103,199)	(4,755,438)

Gross profit	9,085,806	3,981,510

Selling, general and administrative expenses
Selling expenses	(200,248)	(1,219,004)
General and administrative expenses	(1,095,884)	(595,702)
Total SG&A expenses	(1,296,132)	(1,814,706)

Income from operations	7,789,674	2,166,804

Non-operating income (expenses):
Interest income (expenses)	(19,506)	(28,466)
Other expenses	-	(5,121)
Total non-operating income (expenses)	(19,506)	(33,587)

Income before income taxes	7,770,168	2,133,217

Provision for income taxes (benefit)
Current	1,366,290	3,729
Deferred	386,290	540,163

Net income	$6,017,588	$1,589,325

Less: net income attributable to the noncontrolling interest	18,005	(7,791)

Net Income attributable to the Company	5,999,583	1,597,116

Other comprehensive item
Foreign currency translation gain(loss)	28,605	(230,194)

Comprehensive Income	$6,028,188	$1,366,922

Basic and diluted income per share	$0.36	$0.09

Weighted average number of shares	16,880,000	16,880,000

The accompanying notes are an integral part of these consolidated financial statements

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
For the Years ended September 30, 2009 and 2008

	Registered capital	Additional paid in capital	Accumulated Other comprehensive income (loss)	Retained earnings (Accumulated deficits)	Non Controlling Interest	Total
Balance at September 30, 2007	$2,140,116	$169,194	$(21,601)	$(5,207,011)	$360,906	$(2,558,396)

Net income attributable to the Company	-	-	-	1,597,116	-	1,597,116
Net income for non-controlling interest	-	-	-	-	(7,791)	(7,791)
Foreign currency translation gain (loss)	-	-	(230,194)	-	37,010	(193,184)
Balance at September 30, 2008	2,140,116	169,194	(251,795)	(3,609,895)	390,125	(1,162,255)

Net income attributable to the Company	-	-	-	5,999,583	-	5,999,583
Net income for non-controlling interest	-	-	-	-	18,005	18,005
Foreign currency translation gain (loss)	-	-	28,605	-	(2,063)	26,542
Balance at September 30, 2009	$2,140,116	$169,194	$(223,190)	$2,389,688	$406,067	$4,881,875

The accompanying notes are an integral part of these consolidated financial statements

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENT OF CASH FLOW

	For The Years Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,017,588	$1,589,325
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	158,104	173,253
Bad debt	4,235	13,042
Deferred tax expense	386,290	540,163
Decrease (increase) in current assets:
Restricted cash	(80,772)	-
Accounts receivable	25,075	471,195
Refundable security deposits	(1,171,617)	644,605
Other receivable	(329,256)	(558,224)
Inventory	343,021	(200,924)
Prepaid expenses	(26,447)	(12,627)
Advances to suppliers	(83,676)	171,688
Increase (decrease) in current liabilities:
Accounts payables and accrued expenses	1,152,125	(1,460,449)
Salaries and welfare payable	(18,099)	(104,370)
Taxes payable	1,325,770	14,081
Advance from customers	(51,815)	(1,698,912)
Other payables	(2,076,699)	547,356
Net cash provided by operating activities	5,573,827	129,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Aditions to property and equipment	(17,211)	(757,683)
Net cash used in investing activities	(17,211)	(757,683)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term loans	(5,431,646)	-
Net cash used in financing activities	(5,431,646)	-

EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	11,552	71,011

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	136,522	(557,470)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	402,245	959,715

CASH AND CASH EQUIVALENTS, END OF YEAR	$538,767	$402,245

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income tax paid	$8,663	$4,904
Interest paid	$19,500	$28,466

The accompanying notes are an integral part of these consolidated financial statements

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Jiangsu Zhenyu Environmental Protection Technology Co., Ltd. (“Zhenyu” or the “Company”), formerly known as Yixing Zhenyu Water Treatment Equipment Factory, was incorporated in Yixing City, Jiangsu Province, People’s Republic of China (“PRC”) on March 28, 1993 with an initial registered capital of RMB 1,880,000. Its registered capital was increased to RMB 16,880,000 (equivalent to $2,038,353) in May 2000. The principal business activities of Zhenyu include design, manufacturing, marketing, construction and installation of waste water and sewage treatment equipments, devices and facilities for environmental protection purposes, especially focusing on collaboration with various industrial and municipal waste water treatment plants. The Company’s water treatment equipments offer some of key solutions in water treatment process, such as filtration, water softening, water sediment separation, aeration, disinfection and reverse osmosis.

The Company directly owns 75% equity interest in Jiangsu Jinyu Environmental Engineering Co., Ltd. (“Jinyu”), a sino-foreign joint venture established under the laws of PRC on June 7, 2004, with registered capital of $1,120,000. The main business activities of Jinyu include the research and development, manufacturing, marketing and sales of water treatment equipments as well as providing high-quality post-sales services.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Note 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiary, Jinyu. All significant inter-company transactions and balances between the Company and its subsidiary have been eliminated upon consolidation.

Minority interest

Minority interest results from the consolidation of 75% owned subsidiary, Jiangsu Jinyu Environmental Engineering Co., Ltd.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities, taxes and other similar charges. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC. Total cash at September 30, 2009 and 2008 amounted to $538,767 and $402,245 respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts receivable

The Company carries accounts receivable at cost less an allowance for doubtful accounts. Allowances for doubtful accounts are recorded as a selling, general and administrative expense. The Company evaluates the adequacy of the allowance for doubtful accounts at least quarterly and computes the allowance for doubtful accounts based on the history of actual write-offs. The Company also performs a subjective review of specific large accounts to determine if an additional reserve is necessary. The formula for calculating the allowance closely parallels the Company’s history of actual write-offs and account adjustments based upon contractual terms. The allowance for doubtful accounts totals $17,797 and $13,631 as of September 30, 2009 and 2008, respectively.

Retainage

Retainage represents the security deposits withheld by the Company’s customers to warrant against potential defects for the initial one year period upon sales of equipments or installation of water treatment projects. Refundable deposits normally account for 5% to 10% of the total contract price, depending on various terms included in different equipment sales contracts or waste water treatment construction contracts. The deposits are to be refunded in one year after the completion of sales or installation. Total refundable security deposits at September 30, 2009 and 2008 amounted to $2,485,432 and $ 1,319,537, respectively.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory is stated at the lower of cost or market using a weighted average method. Inventory consists of raw materials, work in process and finished goods. Raw materials consist of steel, polyresen, silicone and filtering components used in manufacturing of water treatment equipments. Cost of finished goods included direct costs of raw materials as well as direct labor used in production and an allocated portion of manufacturing overheads.

Management compares cost of inventory with its market value and an allowance is made for estimated obsolescence or for writing down the inventory to its market value, if lower than cost.

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to suppliers for the purchase of certain materials and equipment components. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the services and materials become doubtful.

Revenue recognition

All of the Company’s construction and installation contracts are generally short-term in nature, range from three to six months. The Company recognizes sales in accordance with FASB ASC 605-10 “Revenue Recognition” (formerly known as Staff Accounting Bulletin No. 104).   The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.  Revenue is not recognized until title and risk of loss is transferred to the customer, which occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.  Deposits or advance payments from customers prior to delivery of goods and passage of title of goods are recorded as advance from customers.

Advance from Customers

Advances from customers consist of prepayments to the Company for products or equipments that have not yet been shipped to the customers. Any amounts received prior to satisfying the Company’s revenue recognition criteria are recorded as advances from customers. The Company will recognize the prepayments from the customers as revenue at the time of delivery.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and any impairment losses.  The cost of an asset comprises of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.  Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to expense account in the year in which it is incurred.

In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performances, the expenditure is capitalized as an additional cost of the asset.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, less any estimated residual value.  Estimated useful lives of the assets are as follows:

Buildings	20 years
Machinery and office equipment	10 years
Vehicles	5 years

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in operations.

Other payables

Other payables consist of balances for non-construction costs with unrelated companies and individuals with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally are short-term in nature. As of September 30, other payables totaled $437,447 and $2,529,988, respectively.

Fair value of financial instruments

ASC 820 “Fair Value Measurements and Disclosures”, previously FAS 157, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.   The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, short-term loans, accounts payable, customer deposits, other payables, accrued expenses, and taxes payable, approximate their fair value due to the short term maturities of these instruments.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

The Company’s financial information is presented in US dollars. The functional currency of the Company is Rimini (“RMB”), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in the consolidated statements of income as exchange gains or loss. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard “Foreign Currency Translation”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders’ equity.

	2009	2008
Year end RMB: USD exchange rate	6.8263	6.7899
Annual average RMB: USD exchange rate	6.8340	7.0961

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment, long-term investment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. No impairment loss is recorded for the years ended September 30, 2009 and 2008.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Product warranty

The Company provides product warranty to its customers that all equipment manufactured by the Company will be free from defects in materials and workmanship under normal use for a period of one year from the date of shipment and installation. The Company's experience for costs and expenses in connection with such warranties has been minimal and during the years ended September 30, 2009 and 2008, no product warranty reserve was considered necessary.

Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740 “Income Taxes”, (formerly SFAS No. 109, “Accounting for Income Taxes”) and FASB ASC 740-10, (formerly FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109”). Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Value-added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are produced and sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Comprehensive income (loss)

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the years ended September 30, 2009 and 2008 were net income and the foreign currency translation adjustment.

Subsequent event

As required by ASC Topic 855 “Subsequent Events”, the Company has evaluated subsequent events that have occurred through February 8, 2010, the date the consolidated financial statements were available to be issued. The Company did not have any subsequent events that would require recognition or disclosure in the financial statements and footnotes as of and for the year ended September 30, 2009.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with the ASC 260, “Earnings per share” which requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with FASB ASC 230 "Statement of Cash Flows", cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivables and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivables.

Risks and uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s operations are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In May 2009, the FASB issued guidance now codified as ASC Topic 855, “Subsequent Events” (“ASC 855”) which provides authoritative accounting literature related to evaluating subsequent events. ASC 855 is similar to the current guidance with some exceptions that are not intended to result in significant change to current practice. ASC 855 defines subsequent events and also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company’s disclosures have been updated to reflect the adoption of this standard.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162, now included in FASB ASC 105, “Generally Accepted Accounting Principles”. This guidance establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles. This guidance explicitly recognizes rules and interpretive releases of the SEC under federal securities laws as authoritative GAAP for SEC registrants and is effective for the Company’s current reporting period. References made to FASB guidance throughout this document have been updated for the Codification.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, now included in FASB ASC 810-10, “Consolidation”, which amends FASB Interpretation No. 46 (revised December 2003) to address the elimination of the concept of a QSPE. This guidance replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, this guidance provides more timely and useful information about an enterprise’s involvement with a variable interest entity and will become effective January 1, 2010. We are currently evaluating the impact, if any, of these guidelines.

In August 2009, the FASB issued ASU 2009-5, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“FASB ASU 2009-5”), which  provides a single definition of fair value, a framework for measuring fair value, and requires additional disclosure about the use of fair value to measure assets and liabilities.  ASU 2009-05 provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach.  The guidance provided in ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a Consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”).  ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit.  The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  The Company is currently evaluating this update.

NOTE 3.  Restricted Cash

Restricted cash is cash set aside for a particular use or event and is subject to withdrawal restrictions. Prior to the start of the construction and installation of waste water treatment projects, the Company is required to maintain certain deposits, as restricted cash, with PRC banks that provide quality guarantee to the Company’s industrial or municipal clients in relation to the execution of the construction and installation contracts of waste water treatment projects.  These deposits are normally equivalent to 5% to 10% of the contract price and are subject to withdrawal restrictions up to one year.

NOTE 4.  Accounts Receivables

Accounts receivables consist of trade receivables resulting from sales of products during the normal course of business. For the years ended September 30, 2009 and 2008, account receivables, net of allowance for doubtful accounts, amounted to $614,158 and $646,953, respectively. As of September 30, 2009 and 2008, the Company’s allowance for doubtful accounts totaled $ 17,797 and $ 13,631 as of September 30, 2009 and 2008, respectively.

The Company reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of accounts receivable and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off through a charge to the income.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 5. Inventory

The inventory consists of the following:

	As of September 30,
	2009	2008
Raw materials	763,203	759,391
Work-in-process	188,489	39,434
Finished goods	505,788	1,011,724

Total	$1,457,480	$1,810,549

No allowance for obsolete inventories was charged to operations for both years ended September 30, 2009 and 2008.

NOTE 6. Property, Plant and Equipment

The detail of property, plant and equipment is as follows:

	As of September 30,
	2009	2008
Machinery & equipment	$547,373	$532,986
Vechiles	61,853	62,185
Plant & buildings	1,648,427	1,657,272
Sub total	2,257,653	2,252,443

Less: accumulated depreciation	(592,079)	(459,585)

Property, plant and equipment, net	$1,665,574	$1,792,858

Depreciation expense for the year ended September 30, 2009 and 2008 was $134,794 and $148,932, respectively.

NOTE 7.  Land Use Right

All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The land use right of 10,622 square meters was originally acquired by the Company in the amount of RMB 7,965,000 from the relevant PRC land authority in April 2007. The Company has the right to use the land for 50 years on which the office premises, production facilities and warehouse of the Company are situated, and amortized the Right on a straight-line basis over the period of 50 years.

The amortization expense from the year ended September 30, 2009 and 2008 was $23,310 and $24,320 respectively.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 8.  Short-Term Bank Loan

Short-term bank loans represent amounts due to a local bank and are due on the dates indicated below. These loans generally can be renewed with the bank. Short-term bank loans at September 30, 2009 and 2008 consisted of the following:

	Balance as of September 30,
	2009	2008

a) Loan payable to China Construction Bank	$-	$294,555
1 year term from 6/27/2008 to 6/26/2009
a fixed interest rate of 0.556% per month

b) Loan payable to China Construction Bank	292,983	-
1 year term from 7/8/2009 to 7/7/2010,
a fixed interest rate of 0.487% per month

Total	$292,983	$294,555

The loan payable to China Construction Bank Yixing Branch was originally one year term from June 7, 2007 to June 6, 2008 with a fixed interest rate of 0.5703% per month. The loan was first renewed in 2008 for another year upon maturity for a higher fixed rate of 0.556% per month, and then renewed once again in 2009 for one more year with a lower fixed rate of 0.487% per month. The new maturity date is July 7, 2010. The Company pledged a land use right in the amount of RMB 1.7 million as well as a building in the amount of RMB 500,000 as collateral for the loans (a) and (b) shown above.

Interest expense for the above short term loans totaled $19,500 and $28,466 for the years ended September 30, 2009 and 2008, respectively.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 9. Long-Term Loans

Long-term loans represent amounts due to unrelated companies and are due on the dates indicated below. As of September 30, 2008, the Company borrowed $5,466,944 from several non-related companies.  These loans were intended to be free of interest and have been repaid to these unrelated companies as of September 30, 2009. The long-term loans include the following:

	As of September 30,
	2009	2008
a) Loan payable to Yixing Yulong Environmental Protection Co.,Ltd.
18 months term, due on 6/27/2007, bear no interest	$-	$533,145

b) Loan payable to Yixing Yulong Environmental Protection Co.,Ltd.
three year term, due on 1/27/2009, fixed interest	-	2,061,886

c) Loan payable to Yixing Tianma Environmental Protection Engineering Co.,Ltd.
18 months term, bear no interest, maturing in 6/1/2007	-	1,472,776

d) Loan payable to Jiangsu Guangyang Environmental Protection Co.,Ltd.
18 months term, bear no interest, maturing on 5/17/2007	-	1,399,137

Total	$-	$5,466,944

NOTE 10. Income Taxes

The Company is governed by the Income Tax Law of the People’s Republic of China concerning private-run enterprises, which are generally subject to income tax at statutory rate on income reported in the statutory financial statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the New CIT Law), which is effective from January 1, 2008.  Under the new law, the corporate income tax rate applicable to all Companies, including both domestic and foreign-invested companies, will be 25%, replacing the old tax rate of 33%.  However, pending the detailed implementation rulings from the tax authorities, we believe that some of the tax concession granted to eligible companies prior to the new CIT laws will be grand fathered.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 10: Income taxes (continued)

The following table reconciles the U.S. statutory rates to The Company’s effective tax rate for the years ended September 30, 2009 and 2008:

	For the years ended September 30,
	2009	2008
China Staturoty income tax rate	25%	25%
Net operating loss carry-forward (1)	(5.03%)	(23.3%)
China income tax exemption (2)	(2.2%)	-

Effective tax rate	17.77%	1.70%

(1)	Net operating loss carry-forward was used to offset taxable income in PRC.
(2)
 China income tax exemption represents the income tax that could be reduced by favorable tax treatment authorized by relevant tax authority to the Company’s direct-owned subsidiary Jiangsu Jinyu Environmental Engineering Co., Ltd., which is subject to reduced tax rate of 12.5%, as it is registered as State-recognized high-tech company.

The majority of the Company’s net income was from Zhenyu, which is subject to 25% of corporate income tax rate in PRC. For the years ended September 30, 2006 and 2007, Zhenyu suffered operating losses in the amount of RMB 17,224,713 and RMB 8,667,007, respectively. For Chinese income tax purpose, these operating losses can be carried forward and be available to reduce future years' taxable income. Management believes that the realization of the deferred tax asset arising from these losses appear to be in the best interest to the Company's business operations. The Company has recorded income tax provision of $1,366,290 for the year ended September 30, 2009 after applying the net operating loss carry-forwards. No current provision for income tax is required for Zhenyu as a result of the realization of net operating loss carry-forward for the year ended September 30, 2008.

Deferred income tax reflects the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes, and operating loss carry-forward.

The components of deferred tax assets as of September 30, 2009 and 2008 consist of the following:

	2009	2008
Deferred tax assets - Beginning Balance	$388,801	$928,964
Deferred tax expense utillized	388,801	540,163
Net deferred tax assets	$-	$388,801

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 11. Non-Controlling Interest

Non-controlling interest represents the minority stockholders’ proportionate share of 25% of the equity of Jiangsu Jinyu Environmental Engineering Co., Ltd.

The Company’s controlling interest requires that Jinyu’s operations be included in the Company’s Consolidated Financial Statements.

A reconciliation of minority interest as of September 30, 2009 is as follows:

Balance as of September 30, 2007	$360,906
Proportionate share of Net Income (loss) from Jinyu	(7,791)
Foreign currency translation gain (loss)	37,010
390,125
Proportionate share of Net Income from Jinyu	18,005
Foreign currency translation gain (loss)	(2,063)
Balance as of September 30, 2009	$406,067

NOTE 12. Shareholder’s Equity

The Company’s total registered capital is RMB16, 880,000 as of September 30, 2009, equivalent to $2,140,116.  The industry practice in PRC does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records.  For the purpose of financial reporting, the Company elected to designate one (1) common share for each RMB contributed.  Accordingly, there were total 16,880,000 shares issued and outstanding as of September 30, 2009 and 2008.

NOTE 13.  Concentration of Risks

The Company sells to a wide range of customers. No single customer accounted for more than 10% of revenue or project expenditures for the years ended September 30, 2008 and 2009.

Two major vendors provided approximately 54.96% of the Company’s purchases of raw materials for the year ended September 30, 2009, with each vendor individually accounting for 30.05% and 24.64%, respectively. Three vendors provided 61.53% of the Company’s purchase of raw materials for the year ended September 30, 2008, with each vendor individually accounting for 30.91%, 21.16%, and 9.47%, respectively.

JIANGSU ZHENYU ENVIRONMENTAL PROTECTION TECHNOLOPGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND 2008

NOTE 14. Commitments and Contingencies

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

T.O.D. TASTE ON DEMAND INC.

UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS
September 30, 2009

T.O.D. TASTE ON DEMAND INC.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS

PAGES(S)
Introduction to Unaudited Pro Forma Condensed Consolidated Financial statements	F-24

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2009 (Unaudited)	F-26

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2008 (Unaudited)	F-27

Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended June 30, 2009 (Unaudited)	F-28

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)	F-29

T.O.D. TASTE ON DEMAND INC.
INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

On February  12, 2010, T.O.D. Taste On Demand Inc. (the “Company” or “Parent”) acquired all of the outstanding capital stock of Dragon Path International Limited, a British Virgin Islands corporation (“Dragon Path”), through China Environmental Protection Inc., a Nevada corporation (the “Merger Sub”) wholly owned by the Company. Dragon Path is a holding company whose only asset, held through a subsidiary, is 100% of the registered capital of Yixing Dragon Path Environment Technology Limited (“Yixing Dragon Path”), a limited liability company organized under the laws of the People’s Republic of China (“China” or “PRC”). Substantially all of Dragon Path's operations are conducted in China through Yixing Dragon Path, and through contractual arrangements with Yixing Dragon Path’s consolidated affiliated entitity in China, Jiangsu Zhenyu Environmental Protection Technology Co. Ltd. (“Zhenyu”). Zhenyu is engaged in design, manufacture, and installation of waste water treatment equipment for environmental protection purposes, as well as providing high-quality after-sales services.

In connection with the acquisition, the Merger Sub issued 100 shares of the common stock of the Merger Sub which constituted no more than 10% ownership interest in the Merger Sub in exchange for all the shares of the capital stock of Dragon Path (the “Share Exchange” or “Merger”). The 100 shares of the common stock of the Merger Sub were converted into approximately 16,150,000 shares of the common stock of the Company so that upon completion of the Merger, the shareholder of Dragon Path and his designees own approximately 95% of the common stock of the Company.

Before the closing of the Merger, the Company affected a 4.61896118 for 1 reverse split of the outstanding common stock of the Company, so that after such split there were approximately issued and outstanding 850,000 shares of common stock of the Company.

As a result of these transactions, persons affiliated with Zhenyu now own securities that in the aggregate represent approximately 95% of the equity in the Company. In addition, persons affiliated with Zhenyu will control the Board of Directors of the Company ten days after the notice pursuant to Rule 14f-1 is mailed to the shareholders of record.

In connection with the change of control contemplated by the Share Exchange, the directors and officers of the Company will be resigning from their positions and new directors and officers will be appointed effective upon the effectiveness of the Merger.

The transaction will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Dragon Path will be treated as the continuing entity for accounting purposes.

T.O.D. TASTE ON DEMAND INC.
INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at September 30, 2009. The unaudited pro forma condensed consolidated statement of operations for the three months ended September 30, 2009 and for the year ended June 30, 2008 has been presented as if the share exchange had occurred on July 1, 2007.

The unaudited pro forma condensed consolidated financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

T.O.D. TASTE ON DEMAND INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2009

	T.O.D. Taste on Demand Inc	Jiangsu Zhenyu Environmental Protection Technology Co., Ltd.	Adjustments	Notes	Pro Forma Combined Total
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$30	$538,767	$(30)	a	$538,767
Restricted cash	-	80,863			80,863
Accounts receivable, net allowance for doubtful accounts	-	614,158			614,158
Refundable security deposits	-	2,485,432			2,485,432
Other receivables	-	1,120,818			1,120,818
Inventory	-	1,457,480			1,457,480
Prepaid expenses	-	47,379			47,379
Advance to suppliers	-	233,259			233,259
Deferred tax assets	-	-			-
Total current assets	30	6,578,156			6,578,156

Property and equipment, net	-	1,665,574			1,665,574

Intangible assets, net	-	1,112,355			1,112,355
					-
TOTAL ASSETS	30	9,356,085			9,356,085

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	14,129	1,588,850	(14,129)	a	1,588,850
Salary and welfare payables	-	444,177			444,177
Taxes payable	-	1,341,918			1,341,918
Short-term loans	-	292,983			292,983
Advance from customers	-	368,835			368,835
Other payables	-	437,447			437,447
Total current liabilities	14,129	4,474,210			4,474,210

LONG TERM LIABILITIES	3,072	-	(3,072)	a	-

TOTAL LIABILITIES	17,201	4,474,210			4,474,210

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-			-
Common stock, $0.001 par value, 160,000,000 shares authorized and 3,857,257 shares issued and outstanding at September 30, 2009 and 3,857,257 shares issued and outstanding at September 30, 2009	3,857	-	(3,022)	b	17,000
			16,165	b
Registered capital	-	2,140,116	(2,140,116)	b	-
Additional paid-in capital	70,676	169,194	2,052,440	a, b	2,292,310
Deficit accumulated during the development stage	(91,704)		91,704	a, b	-
Accumulated other comrehensive income (loss)	-	(223,190)			(223,190)
Retained earnings (Accumulated deficits)	-	2,389,688			2,389,688
Non-controlling interest	-	406,067			406,067
Total shareholders' equity	(17,171)	4,881,875			4,881,875

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$30	$9,356,085			$9,356,085

The accompanying notes are an integral part of these condensed consolidated financial statements

T.O.D. TASTE ON DEMAND INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2009

	T.O.D. Taste on Demand Inc	Jiangsu Zhenyu Environmental Protection Technology Co., Ltd.	Adjustments	Notes	Pro Forma Combined Total

Net sales	$-	$19,845,917			$19,845,917

Cost of goods sold		(13,703,256)			(13,703,256)

Gross profit	-	6,142,661			6,142,661

Selling, general and administrative expenses
Selling expenses		(198,748)			(198,748)
General and administrative expenses	(27,737)	(1,118,329)	27,737	a	(1,118,329)
Research and development	(11,072)	-	11,072	a	-
Total SG&A expenses	(38,809)	(1,317,077)			(1,317,077)

Income from operations	(38,809)	4,825,584			4,825,584

Non-operating income (expenses):
Interest income (expenses)	94	(20,146)	(94)	a	(20,146)
Other expenses	-	(5,182)			(5,182)
Total non-operating income (expenses)	94	(25,328)			(25,328)

Income before income taxes	(38,715)	4,800,256			4,800,256

Provision for income taxes (benefit)
Current	-	737,897			737,897
Deferred	-	386,290			386,290

Net income	$(38,715)	$3,676,069			$3,676,069

Less: net income attributable to the noncontrolling interest	-	9,680			9,680

Net Income attributable to the Company	(38,715)	3,666,389			3,666,389

Other comprehensive item
Foreign currency translation gain(loss)	-	571,482			571,482

Comprehensive Income	$(38,715)	$4,237,871			$4,237,871

Basic and diluted income per share	$(0.01)	$0.22			$0.22

Weighted average number of shares	3,785,596	16,880,000			17,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

T.O.D. TASTE ON DEMAND INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THREE MONTHS PERIOD FROM JULY 1, 2009 TO SEPTEMBER 30, 2009

	T.O.D. Taste on Demand Inc	Jiangsu Zhenyu Environmental Protection Technology Co., Ltd.	Adjustments	Notes	Pro Forma Combined Total

Net sales	$-	$9,503,831			$9,503,831

Cost of goods sold		(6,769,885)			(6,769,885)

Gross profit	-	2,733,946			2,733,946

Selling, general and administrative expenses
Selling expenses		(77,898)			(77,898)
General and administrative expenses	(4,817)	(102,649)	4,817	a	(102,649)
Total SG&A expenses	(4,817)	(180,547)			(180,547)

Income from operations	(4,817)	2,553,399			2,553,399

Non-operating income (expenses):
Interest income (expenses)		(5,307)			(5,307)
Other expenses		-
Total non-operating income (expenses)	-	(5,307)			(5,307)

Income before income taxes	(4,817)	2,548,092			2,548,092

Provision for income taxes (benefit)
Current		632,261			632,261
Deferred					-

Net income	$(4,817)	$1,915,831			$1,915,831

Less: net income attributable to the noncontrolling interest		7,668			7,668

Net Income attributable to the Company	(4,817)	1,908,163			1,908,163

Other comprehensive item
Foreign currency translation gain(loss)		389,944			389,944

Comprehensive Income	$(4,817)	$2,298,107			$2,298,107

Basic and diluted income per share	$(0.00)	$0.11			$0.11

Weighted average number of shares	3,857,257	16,880,000			17,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

T.O.D. TASTE ON DEMAND INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and the unaudited pro forma condensed consolidated statement of income for three months ended September 30, 2009 and for the year ended June 30, 2009 to reflect the Share Exchange between the Company and Dragon Path:

a.	To record the spin-off of the Company’s assets and liabilities prior to the reverse acquisition;

b.	These adjustments reflect the recapitalization as a result of the transactions related to the share exchange.